Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 27 DATED MARCH 23, 2017
TO THE PROSPECTUS DATED FEBRUARY 17, 2016

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated February 17, 2016, as supplemented by supplement no. 5 dated April 26, 2016, supplement no. 23 dated February 2, 2017, supplement no. 25 dated March 2, 2017 and supplement no. 26 dated March 6, 2017. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the status of the offering;

•	the declaration of cash distributions for April and May 2017 and stock dividends for the months of April and May 2017;

•	information regarding our indebtedness;

•	information regarding the net tangible book value of our shares;

•	updated risks related to an investment in us;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our annual report on Form 10-K for the period ended December 31, 2016; and

•	our audited financial statements and the notes thereto as of and for the period ended December 31, 2016.
Status of the Offering
We commenced this offering of up to 180,000,000 shares of common stock, or up to $1,760,000,000 of shares of common stock on August 12, 2014. Effective February 17, 2016, we are offering any combination of two classes of shares: Class A shares and Class T shares. As of March 14, 2017, we had accepted aggregate gross offering proceeds of $169.1 million related to the sale of 9,611,403 and 7,766,852 shares of Class A and Class T common stock, respectively, in this offering, including 249,702 and 38,583 shares of Class A and Class T common stock, respectively, sold under our dividend reinvestment plan for gross offering proceeds of $2.7 million.  Accordingly, as of March 14, 2017, there were 162,621,745 shares of common stock available for sale in this offering.
Cash Distributions Declared
On March 16, 2017, our board of directors declared cash distributions on the outstanding shares of all classes of our common stock based on daily record dates for the period from April 1, 2017 through April 30, 2017 and May 1, 2017 through May 31, 2017, which we expect to pay in May 2017 and June 2017, respectively. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date. For more information regarding distributions, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Distributions” below.
Stock Dividends Declared
Also on March 16, 2017, our board of directors authorized a stock dividend for the months of April 2017 and May 2017 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on April 30, 2017 and May 31, 2017, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. We expect to issue these stock dividends in and May 2017 and June 2017, respectively.
Indebtedness
As of December 31, 2016, we had $212.0 million of variable debt outstanding. Our mortgage debt consisted of six variable rate notes payable that mature between 2017 and 2020. Also, as of December 31, 2016, we had entered into three interest rate caps for a total notional amount of $101.4 million that mature between 2018 and 2019. The interest rate caps have a one-month LIBOR strike rate of 3.0%. As of December 31, 2016, our borrowings and other liabilities were approximately 58% of the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets.

Net Tangible Book Value Per Share
In connection with this offering of shares of our common stock, we are providing information about our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price in this offering primarily as a result of (i) the substantial fees paid in connection with this offering and our now terminated private offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses, (iv) accumulated depreciation and amortization of real estate investments, and (v) the issuance of shares in our now-terminated private offering at a purchase price of less than $10.00.
As of December 31, 2016, our net tangible book value per share of common stock, was $8.06. The offering price of shares of our common stock under this primary offering (ignoring purchase price discounts for certain categories of purchasers) is $10.00 per Class A share and $9.59 per Class T share. To the extent we are able to raise substantial proceeds in this offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
The factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.
Risk Factors
The following risk factors supplement the risk factors appearing in the prospectus and in supplement no. 23.
If we acquire retail properties or mixed-use properties with a retail component, our investments may be affected by an economic downturn in the United States, which may have an adverse impact on the retail industry generally. Slow or negative growth in the retail industry may result in defaults by retail tenants, which could have an adverse impact on our results of operations.
Economic conditions in the United States have had an adverse impact on the retail industry generally. As a result, the retail industry is facing reductions in sales revenues and increased bankruptcies throughout the United States. The continuation of adverse economic conditions may result in an increase in distressed or bankrupt retail companies, which in turn would result in an increase in defaults by tenants at our commercial properties. Additionally, slow economic growth is likely to hinder new entrants into the retail market which may make it difficult for us to fully lease space at any retail properties we may acquire. Tenant defaults and decreased demand for retail space would have an adverse impact on the value of any retail properties we acquire and our results of operations.
Any retail tenants we have will face competition from numerous retail channels, which may reduce our profitability and ability to pay distributions.
Retailers will face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks and shopping via the Internet. If retail tenants’ rent payments are based on the amount of sales revenue that they generate, such competition could adversely affect our tenants and, consequently, our revenues and funds available for distribution.

We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operating activities. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for investment in properties and other assets, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
Our organizational documents permit us to pay distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. We have paid distributions in part from financings and expect that in the future we may not pay distributions solely from our cash flow from operating activities, in which case distributions may be paid in whole or in part from debt financing. We may also fund such distributions with proceeds from the sale of assets or from the maturity, payoff or settlement of debt investments. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operating activities available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of debt investments, this will affect our ability to generate cash flow from operating activities in future periods. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have fewer funds available with which to make real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. There is no limit on the amount of distributions we may fund from sources other than from cash flow from operating activities.
During our public offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities.
For the year ended December 31, 2015, we paid aggregate distributions of $1.0 million in the fourth quarter of 2015, including $0.4 million of distributions paid in cash and $0.6 million of distributions reinvested in shares of our Class A common stock through our dividend reinvestment plan. Our net loss attributable to common stockholders for the year ended December 31, 2015 was $2.1 million. Cash flow provided by operating activities for the year ended December 31, 2015 was $0.4 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $0.4 million of cash flow provided by operating activities and $0.6 million of debt financing.
For the year ended December 31, 2016, we paid aggregate distributions of $2.7 million, including $1.1 million distributions paid in cash and $1.6 million of distributions reinvested through our dividend reinvestment plan. Our net loss attributable to common stockholders for the year ended December 31, 2016 was $6.5 million and cash flow provided by operations was $0.7 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $2.0 million of cash flow provided by operations and $0.7 million of debt financing. For purposes of determining the source of distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments.
From inception through December 31, 2016, we paid cumulative distributions of $3.7 million and our cumulative net loss during the same period was $11.1 million.
Regulatory developments related to how we report our estimated value per share under recently effective FINRA and NASD Conduct Rules and changes to the definition of “fiduciary” under ERISA and the Code, may significantly affect our ability to raise substantial additional funds in this offering.
In April 2016, final regulations went into effect that require FINRA members and their associated persons that participate in this offering to disclose a per share estimated value of our shares developed in a manner reasonably designed to ensure that the per share estimated value is reliable.  As a result, we report the net investment amount of our shares as our estimated value per share, which net investment amount is based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table and is effectively the purchase price of our primary offering shares, less the associated selling commission, dealer manager fee, and estimated organization and other offering expenses as shown in our estimated use of proceeds table. Also in April 2016, the Department of Labor issued a final regulation relating to the definition of a fiduciary under ERISA and Section 4975 of the Internal Revenue Code. The final regulation broadens the definition of fiduciary and is accompanied by new and revised prohibited transaction exemptions relating to investments by employee benefit plans subject to Title I of ERISA or retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (including IRAs). The final regulation and the related exemptions were originally scheduled to apply for investment transactions on and after April 10, 2017, but the final regulation has been recommended for reconsideration pursuant to executive order. The final regulation and the accompanying exemptions are complex, implementation may be further delayed, and the final regulation remains subject to potential further revision prior to implementation. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding this development. These regulatory developments may significantly affect our ability to raise substantial additional funds in this offering.

Disruptions in the financial markets and uncertain economic conditions could continue to adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.
The returns available to investors generated by real estate-related investments are determined by: (i) the supply and demand for such investments; (ii) the terms we are able to negotiate for our investments; (iii) the performance of the assets underlying the investments; and (iv) the existence of a market for such investments, which includes the ability to sell or finance such investments.
During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.
Conditions in the global capital markets remain volatile as of the first quarter of 2017. Current economic data and financial market developments suggest that the global economy is improving, although at a slow and uneven pace. European economic growth has recently picked up, whereas the U.K. and China remain areas of concern. Against this backdrop, the central banks of the world’s major industrialized economies are beginning to back away from their strong monetary accommodation. Quantitative easing in Japan and Europe is slowing, but the liquidity generated from these programs continues to impact the global capital markets.
At a duration of 91 months (as of year-end 2016), the current business cycle, which commenced in June 2009, is the fourth longest in U.S. history, including the post-World War II cycle, which lasted 58 months. In December 2016, the FED increased interest rates for the second time since the 2008-2009 financial crisis. Expectations are for the rate increases to continue in the wake of ongoing economic growth and some acceleration in inflationary pressures, with the goal of the FED to normalize the level of interest rates. Little in the U.S. macroeconomic data suggests that the economy is growing too rapidly, the primary symptom of trouble ahead for a business cycle. Real GDP growth has averaged approximately 2% per year over the past two years, and job growth has averaged about 1.7%. Personal income growth has started to pick up and unemployment statistics indicate that labor force conditions are finally showing real improvements.
The U.S. commercial real estate market continues to benefit from inflows of foreign capital, particularly from China. With a backdrop of global political conflict, and stabilizing international economic conditions, the U.S. dollar has remained a safe haven currency. The volume of available capital that is seeking “core” properties has helped to push the pricing of some assets past prior peaks, making some markets look expensive. Reduced leverage ratios have shifted more risk toward the equity investor. Traditional sources of capital are favoring a “risk-off” approach, where investors’ appetite for risk falls, when valuing investments. Investors acquiring properties are extremely selective, with cap rate compression having spread into secondary markets over the last two years. Commercial real estate returns are increasingly being driven by property income (yield), as opposed to price appreciation through cap rate compression.
Lenders with long memories remain disciplined in their underwriting of investments. For balance sheet lenders, such as banks and insurance companies, underwriting standards for commercial real estate have been tightened. This has resulted in lower loan-to-value and higher debt coverage ratios. CMBS originations also have been limited as lenders are attempting to adjust to new securitization rules which require issuers to maintain an ongoing equity stake in pooled transactions. These trends have led to increased uncertainty in the level and cost of debt for commercial properties, and in turn has injected some volatility into commercial real estate markets.
A major factor contributing to the strength of the real estate cycle is the difficulty of securing construction financing. Lack of construction financing is effectively keeping an oversupply of commercial real estate, which is typical late in a real estate cycle, from emerging. Bank regulators and new risk-based capital guidelines have enforced discipline in lending, which has helped reduce new construction.
Disruptions in the financial markets and uncertain economic conditions could adversely affect market rental rates, commercial real estate values and our ability to secure debt financing, service future debt obligations, or pay distributions to our stockholders.
We have relied on debt financing to finance our real estate properties and we may have difficulty refinancing some of our debt obligations prior to or at maturity or we may not be able to refinance these obligations at terms as favorable as the terms of our existing indebtedness and we also may be unable to obtain additional debt financing on attractive terms or at all. If we are not able to refinance our existing indebtedness on attractive terms at the various maturity dates, we may be forced to dispose of some of our assets. Recent financial market conditions have improved from the bottom of the economic cycle, but material risks are still present. Market conditions can change quickly, which could negatively impact the value of our assets.

Disruptions in the financial markets and continued uncertain economic conditions could adversely affect the values of our investments. Lending activity only recently increased; however, it remains uncertain whether the capital markets can sustain the current transaction levels. Any disruption to the debt and capital markets could result in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, declining economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing our loan investments, which could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•	the value of collateral securing our loan investments could decrease below the outstanding principal amounts of such loans;

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revenues from our properties could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing; and/or

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revenues generated by the properties and other assets underlying our loan investments could decrease, making it more difficult for the borrowers to meet their payment obligations to us, which could in turn make it more difficult for us to pay distributions or meet our debt service obligations on debt financing.

All of these factors could reduce our stockholders’ return and decrease the value of an investment in us.
We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on an investment in our shares.
We rely upon our sponsors and the other real estate and debt finance professionals at our advisor, including Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., to identify suitable investments. The private KBS-sponsored programs, especially those that are currently raising offering proceeds, as well as the KBS-advised investors, also rely upon Messrs. Bren and Schreiber for investment opportunities. In addition, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS Growth & Income REIT which are also externally advised by our advisor, rely upon Messrs. Bren, Hall, McMillan and Schreiber to identify potential investments and actively manage their assets. KBS Strategic Opportunity REIT, which has investment objectives similar to ours, has filed a registration statement with the SEC to conduct a follow-on offering that is in registration with the SEC. In addition, KBS Strategic Opportunity REIT may obtain capital from other sources during our offering and investment stage and may be seeking to invest in additional acquisitions while we are raising and investing proceeds from our offering stage. To the extent that our sponsors and the other real estate and debt finance professionals at our advisor face competing demands upon their time at times when we have capital ready for investment, we may face delays in locating suitable investments. Further, the more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the size of this offering and the competition from other entities that may be better positioned to acquire the types of investments we desire to make increase the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition or origination of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns.
Because the offering price in this offering exceeds our net tangible book value per share, investors in this offering will experience immediate dilution in the net tangible book value of their shares.
We are currently offering shares of our Class A common stock and our Class T common stock in this offering at $10.00 and $9.59 per share, respectively, with discounts available to certain categories of purchasers. Our current primary offering price exceeds our net tangible book value per share. Our net tangible book value per share is a rough approximation of value calculated as total book value of assets minus total book value of liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price in this offering as a result of (i) the substantial fees paid in connection with this offering and our now terminated private offering, including selling commissions and marketing fees re-allowed by our dealer manager to participating broker-dealers, (ii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments, (iii) general and administrative expenses, (iv) accumulated depreciation and amortization of real estate investments, and (v) the issuance of shares in our now-terminated private offering at a purchase price of less than $10.00.

As of December 31, 2016, our net tangible book value per share of common stock was $8.06. The offering price of shares of our common stock under this offering (ignoring purchase price discounts for certain categories of purchasers) is $10.00 per Class A share and $9.59 per Class T share. To the extent we are able to raise additional proceeds in this offering, some of the expenses that cause dilution of the net tangible book value per share are expected to decrease on a per share basis, resulting in increases in the net tangible book value per share. This increase would be partially offset by increases in depreciation and amortization expenses related to our real estate investments.
KBS Capital Advisors and its affiliates face conflicts of interest relating to the acquisition and origination of assets and leasing of properties due to their relationship with other KBS-sponsored programs and KBS-advised investors, which could result in decisions that are not in our best interest or the best interests of our stockholders.
We rely on key real estate and debt finance professionals at KBS Capital Advisors, including Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., to identify suitable investment opportunities for us. KBS REIT I, KBS REIT II, KBS Legacy Partners Apartment REIT, KBS REIT III, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT are also advised by KBS Capital Advisors and rely on many of the same real estate and debt finance professionals as will future KBS-sponsored programs advised by our advisor. Messrs. Bren and Schreiber and several of the other key real estate professionals at KBS Capital Advisors are also the key real estate professionals at KBS Realty Advisors and its affiliates, the advisors to the private KBS-sponsored programs and the investment advisors to KBS-advised investors. As such, we and the other KBS-sponsored programs that currently have funds available for investment and KBS-advised investors rely on many of the same real estate and debt finance professionals, as will future KBS-sponsored programs and KBS-advised investors. Many investment opportunities that are suitable for us may also be suitable for other KBS-sponsored programs and KBS-advised investors. When these real estate and debt finance professionals direct an investment opportunity to any KBS-sponsored program or KBS-advised investor they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor. Our current acquisition stage will overlap to some extent with KBS Strategic Opportunity REIT and KBS Growth & Income REIT, five private KBS-sponsored programs and possibly future KBS-sponsored programs and KBS-advised investors. In particular, KBS Strategic Opportunity REIT, which has investment objectives similar to ours, has filed a registration statement with the SEC to conduct a follow-on offering that is in registration with the SEC. In addition, KBS Strategic Opportunity REIT may obtain capital from other sources during our offering and investment stage and may be seeking to invest in additional acquisitions while we are raising and investing proceeds from our offering stage.
For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to make any significant investment unless KBS Capital Advisors has recommended the investment to us. Thus, the real estate and debt finance professionals of KBS Capital Advisors could direct attractive investment opportunities to other KBS-sponsored programs or KBS-advised investors. Such events could result in us investing in properties that provide less attractive returns, which would reduce the level of distributions we may be able to pay our stockholders.
We and other KBS-sponsored programs and KBS-advised investors may also rely on these real estate professionals to supervise the property management and leasing of properties. If we engage a KBS-affiliated property manager and the KBS team of real estate professionals directs creditworthy prospective tenants to properties owned by another KBS-sponsored program or KBS-advised investor when it could direct such tenants to our properties, our tenant base may have more inherent risk and our properties’ occupancy may be lower than might otherwise be the case.
Further, existing and future KBS-sponsored programs and KBS-advised investors and Messrs. Bren, Hall, McMillan and Schreiber generally are not and will not be prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, origination, development, ownership, leasing or sale of real estate-related investments.

KBS Capital Advisors, the real estate and debt finance professionals assembled by our advisor, their affiliates and our officers will face competing demands on their time and this may cause our operations and an investment in us to suffer.
We rely on KBS Capital Advisors and the real estate and debt finance professionals our advisor has assembled, including Messrs. Bren, Hall, McMillan, Schreiber and Jeffrey K. Waldvogel and Ms. Stacie K. Yamane, for the day-to-day operation of our business. Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane are also executive officers of KBS REIT I, KBS REIT II and KBS REIT III; Messrs. Bren, Hall, Schreiber and Waldvogel and Ms. Yamane are also executive officers of KBS Growth & Income REIT; Messrs. Hall, McMillan and Waldvogel and Ms. Yamane are executive officers of KBS Strategic Opportunity REIT; and Messrs. Bren, McMillan and Waldvogel and Ms. Yamane are executive officers of KBS Legacy Partners Apartment REIT. In addition, Messrs. Bren and Schreiber are executive officers of KBS Realty Advisors and its affiliates, the advisors of the private KBS-sponsored programs and the investment advisors to KBS-advised investors in real estate and real estate-related assets. As a result of their interests in other KBS-sponsored programs, their obligations to other KBS-advised investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, Messrs. Bren, Hall, McMillan, Schreiber and Waldvogel and Ms. Yamane face conflicts of interest in allocating their time among us, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT, KBS Growth & Income REIT, KBS Capital Advisors and other KBS-sponsored programs and other KBS-affiliated investors, as well as other business activities in which they are involved. In addition, KBS Capital Advisors and KBS Realty Advisors and its affiliates share many of the same key real estate and debt finance professionals. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. Furthermore, some or all of these individuals may become employees of another KBS-sponsored program in an internalization transaction or, if we internalize our advisor, may not become our employees as a result of their relationship with other KBS-sponsored programs. If these events occur, the returns on our investments, and the value of an investment in us, may decline.
Because other real estate programs offered through our dealer manager are conducting offerings concurrently with our offering, our dealer manager may face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.
Our dealer manager, KBS Capital Markets Group, also acts as the dealer manager for the initial public offering of KBS Growth & Income REIT. KBS Growth & Income REIT is raising capital concurrently with this offering. In addition, KBS Strategic Opportunity REIT has filed a registration statement with the SEC to conduct a follow-on offering that is in registration with the SEC. In addition, future KBS-sponsored programs may seek to raise capital through public offerings conducted concurrently with our offering. As a result, our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsors generally seek to avoid simultaneous offerings by programs that have a substantially similar mix of investment characteristics, including targeted investment types and key investment objectives. Nevertheless, there may be periods during which one or more programs sponsored by our sponsors will be raising capital and may compete with us for investment capital. Such conflicts may not be resolved in our favor and investors will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making an investment.

Our board of directors’ loyalties to KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and possibly to future KBS-sponsored programs could influence its judgment, resulting in actions that may not be in our stockholders’ best interest or that result in a disproportionate benefit to another KBS-sponsored program at our expense.
Four of our directors, including two of our independent directors, Messrs. Meyer and Petak, are also directors of KBS Strategic Opportunity REIT. Mr. Meyer is also a director of KBS Legacy Partners Apartment REIT. One of our affiliated directors is also a director of KBS REIT I, KBS REIT II and KBS REIT III. The loyalties of our directors serving on the boards of directors of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Legacy Partners Apartment REIT, or possibly on the board of directors of future KBS-sponsored programs, may influence the judgment of our board when considering issues for us that also may affect other KBS-sponsored programs, such as the following:

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The conflicts committee of our board must evaluate the performance of KBS Capital Advisors with respect to whether KBS Capital Advisors is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to other KBS-sponsored programs or if our advisor is giving preferential treatment to other KBS-sponsored programs in this regard, our conflicts committee may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

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We could enter into transactions with other KBS-sponsored programs, such as property sales, acquisitions or financing arrangements. Such transactions might entitle KBS Capital Advisors or its affiliates to fees and other compensation from both parties to the transaction. For example, acquisitions from other KBS-sponsored programs might entitle KBS Capital Advisors or its affiliates to disposition fees and possible subordinated incentive fees in connection with its services for the seller in addition to acquisition or origination fees and other fees that we might pay to KBS Capital Advisors in connection with such transaction. Similarly, property sales to other KBS-sponsored programs might entitle KBS Capital Advisors or its affiliates to acquisition or origination fees in connection with its services to the purchaser in addition to disposition and other fees that we might pay to KBS Capital Advisors in connection with such transaction. Decisions of our board and the conflicts committee regarding the terms of those transactions may be influenced by our board’s and the conflicts committee’s loyalties to such other KBS-sponsored programs.

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A decision of our board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other KBS-sponsored programs.

•	A decision of our board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other KBS-sponsored programs.

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A decision of our board or the conflicts committee regarding whether and when we seek to list our shares of common stock on a national securities exchange could be influenced by concerns that such listing could adversely affect the sales efforts for other KBS-sponsored programs, depending on the price at which our shares trade.

You may not be able to sell your shares under our share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the full amount of your investment in our shares.
Our share redemption program includes numerous restrictions that limit your ability to sell your shares. You must hold your shares for at least one year in order to participate in the share redemption program, except for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (collectively, a “Special Redemption”). We limit the number of shares redeemed pursuant to the share redemption program as follows: (i) during any calendar year, we may redeem no more than 5% of the weighted-average number of shares outstanding during the prior calendar year and (ii) during each calendar year, redemptions will be limited to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year; however, we may increase or decrease the funding available for the redemption of shares upon ten business days notice to our shareholders. We have provided up to $500,000 in additional funds to redeem a qualifying stockholder’s shares in connection with a Special Redemption. Further, we have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all redemption requests made in any year. In particular, the limitation on redemptions to the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year may significantly limit your ability to have your shares redeemed pursuant to our share redemption program because our initial distributions have been in the form of stock dividends and we expect our initial cash distributions to be declared when our board of directors determines we have sufficient cash flow or appreciation in asset values. Particularly during our offering stage, we do not expect to have sufficient cash flow to pay significant cash distributions, which would in turn severely limit redemptions during the next calendar year. Our board is free to amend, suspend or terminate the share redemption program upon 30 days’ notice, provided that we may increase or decrease the funding available for the redemption of shares pursuant to our share redemption program upon ten business days’ notice to our stockholders. Unless the shares are being redeemed in connection with a Special Redemption and until such time as we establish an estimated net asset value (“NAV”) per share, the prices at which we will redeem shares are as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from us;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from us; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from us.
Notwithstanding the foregoing, stock dividends will be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. For each class of shares, this amount will initially equal $9.01 per share for redemptions of shares received as a result of a stock dividend.
Once we establish an estimated NAV per share of our common stock, and unless the shares are being redeemed in connection with a stockholder’s death, qualifying disability or determination of incompetency, the price at which we will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of our most recent estimated NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of our most recent estimated NAV per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of our most recent estimated NAV per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of our most recent estimated NAV per share as of the applicable redemption date.
For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the shares; provided, that shares purchased by the redeeming stockholder pursuant to our dividend reinvestment plan or shares received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by us is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.

In March 2009, in order to preserve capital and value for all stockholders during the economic crisis, KBS REIT I amended its share redemption program to limit redemptions (other than Special Redemptions) during any calendar year to the amount of the net proceeds from the sale of shares under its dividend reinvestment plan from the prior calendar year less amounts KBS REIT I deemed necessary from such proceeds to fund current and future funding obligations and needs of the company. Pursuant to this limitation, KBS REIT I suspended ordinary redemptions for the remainder of 2009 and from 2010 through March 2012. KBS REIT I provided notice of this amendment in its Annual Report on Form 10-K filed on March 27, 2009, and the amendment was effective upon 30 days’ notice. The amendment became effective before the April 30, 2009 redemption date. As a result, investors did not have a final opportunity to submit redemptions. In March 2012, KBS REIT I amended and restated its share redemption program to provide only for Special Redemptions. Special Redemptions will be limited to an annual amount determined by KBS REIT I’s board of directors which may be reviewed and adjusted from time to time during the year.
On January 24, 2014, in consideration of the cash requirements necessary to effectively manage KBS Legacy Partners Apartment REIT’s assets, KBS Legacy Partners Apartment REIT amended and restated its share redemption program to limit redemptions to $2.0 million of shares in the aggregate during any calendar year. Additionally, during any calendar year, once KBS Legacy Partners Apartment REIT has redeemed $1.5 million of shares under its share redemption program, including Special Redemptions, the remaining $0.5 million of the $2.0 million annual limit shall be reserved exclusively for Special Redemptions. Because of these limitations on the dollar value of shares that may be redeemed under its share redemption program, KBS Legacy Partners Apartment REIT exhausted funds available for all redemptions for 2014 in August 2014. The $2.0 million annual limitation was reset beginning January 1, 2015 and the outstanding unfulfilled redemption requests as of December 31, 2014 were fulfilled in January 2015. Because of limitation on the dollar value of shares that may be redeemed under its share redemption program described above, KBS Legacy Partners Apartment REIT exhausted funds available for all redemptions for the remainder of 2015 in March 2015. The $2.0 million annual limitation was reset beginning January 1, 2016 and $1.0 million of the outstanding unfulfilled redemption requests as of December 31, 2015, representing 103,808 shares, were fulfilled in January 2016. In January 2016, KBS Legacy Partners Apartment REIT exhausted the $1.5 million of funds available for all redemptions for 2016 and in August 2016, KBS Legacy Partners Apartment REIT exhausted the $0.5 million of funds available for Special Redemptions for the remainder of 2016.  As of December 31, 2016, KBS Legacy Partners Apartment REIT had $1.4 million of outstanding and unfulfilled ordinary redemption requests and $0.3 million of outstanding and unfulfilled Special Redemption requests. The annual limitation was reset on January 1, 2017, and KBS Legacy Partners Apartment REIT had an aggregate of $2.0 million of funds available for all redemptions, subject to the limitations in the share redemption program, including the requirement that the first $1.5 million of funds is available for all redemptions and the last $0.5 million is available solely for Special Redemptions. KBS Legacy Partners Apartment REIT exhausted $1.5 million of funds available for all redemptions for 2017 in January 2017 and an aggregate of $0.3 million of funds available for Special Redemptions for 2017 in January and February 2017. As such, KBS Legacy Partners Apartment REIT will only be able to process $0.2 million of redemption requests related to Special Redemptions for the remainder of 2017.
On May 15, 2014, KBS REIT II amended and restated its share redemption program to provide only for Special Redemptions. Special Redemptions are limited to an annual amount determined by KBS REIT II’s board of directors which may be reviewed and adjusted from time to time during the year.
On December 8, 2015, KBS Strategic Opportunity REIT amended and restated its share redemption program to provide a quarterly limit on the dollar amount of shares that may be redeemed in a given quarter (excluding Special Redemptions) of $3.0 million; provided that, to the extent $3.0 million of shares are not submitted for redemption, any remaining amounts will be included in the redemption limit for the following quarter.  During the year ended December 31, 2016, KBS Strategic Opportunity REIT redeemed $38.6 million of common stock, which represented all redemption requests received in good order and eligible for redemption through the December 2016 redemption date, except for $14.3 million of shares to be redeemed other than in connection with a Special Redemption.
We expect to establish an estimated NAV per share no later than June 6, 2017, which date is 150 days after the second anniversary of the date on which we broke escrow in this offering. The restrictions of our share redemption program will severely limit your ability to sell your shares should you require liquidity and will limit your ability to recover the value you invest in us.

The offering price of shares of our common stock to be sold in this offering was not established on an independent basis and bears no relationship to the net value of our assets. The offering price is likely to be higher than the amount our stockholders would receive per share if we were to liquidate at this time primarily because of the upfront fees paid in connection with the sale of our shares, the purchase prices at which shares of our Class A common stock were sold in our private offering prior to commencement of this offering were significantly below the purchase prices for shares in this offering and the significant organization and other offering expenses paid in connection with our private offering. We will use our “amount available for investment/net investment amount,” which value is the offering price of our shares reduced by certain upfront expenses, as the estimated value of our shares until we provide an estimated NAV based on the value of our assets. Even when we begin to use a net asset value per share method to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.
We set the $10.00 primary offering price of our Class A shares arbitrarily, and based on that price, set the primary offering price of our Class T share to account for differing selling commissions. The primary offering price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price is likely to be higher than the proceeds that our stockholders would receive upon liquidation or a resale of their shares if they were to be listed on an exchange or actively traded by broker-dealers, primarily because of the upfront fees paid in connection with the sale of our shares, the purchase prices at which shares of our Class A common stock were sold in our private offering prior to commencement of this offering were significantly below the purchase prices for shares in this offering and the significant organization and other offering expenses paid in connection with our private offering.
To assist FINRA members and their associated persons that participate in this offering of common stock in meeting their customer account statement reporting obligations pursuant to applicable FINRA and NASD Conduct Rules, we will disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the estimated valuation.
For the purposes we have reported, the net investment amount of our shares as our estimated value per share, which net investment amount is based on the “amount available for investment/net investment amount” percentage shown in our estimated use of proceeds table. This amount is 90.1% of the $10.00 primary offering price of our Class A shares of common stock and 94.0% of the $9.59 primary offering price of our Class T shares of common stock. For each class of shares, this estimated value per share equals $9.01, which is the purchase price of our primary offering shares, less the associated selling commission, dealer manager fee, and estimated organization and other offering expenses as shown in our estimated use of proceeds table. This amount does not take into account the stockholder servicing fee that we pay with respect to Class T shares sold in the primary offering. No later than June 6, 2017, we will provide an estimated NAV per share that we will use as our estimated value per share. This value will be based on valuations of our assets and liabilities performed at least annually, by, or with the material assistance or confirmation of, a third-party valuation expert or service and will comply with the IPA Valuation Guidelines. Once we announce an estimated NAV per share we generally expect to update the estimated NAV per share in December of each year.
This initial reported value will likely differ from the price at which a stockholder could resell his or her shares primarily because (i) there is no public trading market for the shares at this time; (ii) the estimated value does not reflect, and is not derived from, the fair market value of our assets, nor does it represent the amount of net proceeds that would result from an immediate liquidation of our assets; (iii) the purchase prices at which shares of our Class A common stock were sold prior to commencement of this offering were significantly below the purchase prices for shares in this offering and we paid significant organization and offering expenses in connection with our private offering; (iv) the estimated value does not take into account how market fluctuations affect the value of our investments; and (v) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.
Even when determining the estimated value of our shares by estimating an NAV per share, we will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may not be an accurate reflection of the fair market value of our investments and will not likely represent the amount of net proceeds that would result from an immediate sale of our assets.

Adverse weather conditions may affect operations of the hotels we may acquire or reduce our operators’ ability to make scheduled rent payments to us, which could reduce our cash flow from such investments.
Adverse weather conditions may influence revenues at the hotels we may acquire. These adverse weather conditions include heavy snowfall (or lack thereof), hurricanes, tropical storms, high winds, heat waves, frosts, drought (or merely reduced rainfall levels), excessive rain and floods. In particular, Springmaid Beach Resort Hotel, which represented 14% of our total assets as of December 31, 2016 is located in Myrtle Beach, South Carolina, an area that sustained significant damage from Hurricane Matthew in October 2016. Certain rooms were damaged and continue to be offline as of March 21, 2017. The pier was destroyed and certain restaurants and stores have been closed. Based on management’s estimates, we recognized an estimated aggregate loss for the damaged assets' net book value of $3.7 million during the year ended December 31, 2016, which was reduced by $3.7 million of estimated insurance recovery since we determined that it was probable of receipt. During the year ended December 31, 2016, we recorded a gain for casualty-related income, net on the accompanying consolidated statements of operations, which relates to the damages sustained on the pier. The net book value of the pier was $0.3 million and we received $1.9 million from the insurance company for damages sustained at the pier as of December 31, 2016.
Repair and cleanup costs incurred during the year ended December 31, 2016 of $2.9 million have been reduced by the estimated insurance recovery of $2.7 million. There were $0.2 million of repair and cleanup costs at the property not estimated to be recovered from insurance proceeds as the estimated loss on the buildings was less than the related deductible and reduced the gain for casualty-related income, net on the accompanying consolidated statements of operations.
As of December 31, 2016, we recorded a receivable of $6.2 million for estimated insurance recoveries related to the damages mentioned above. Subsequent to December 31, 2016 and through the date the consolidated financial statements are issued, we received $2.0 million of the estimated insurance recovery.
Adverse weather such as Hurricane Matthew could reduce the number of people that visit Springmaid Beach Resort as well as other hotels we acquire. In addition, certain properties such as Springmaid Beach Resort are susceptible to damage from weather conditions such as hurricanes, which damage (including but not limited to property damage and loss of revenue) is not generally insurable at commercially reasonable rates. Poor weather conditions could also disrupt operations at hotels we acquire, including Springmaid Beach Resort, and may adversely affect both the value of our investment in a hotel and the ability of our tenants and operators to make their scheduled rent payments to us.
There can be no assurance that the direct or indirect effects of the Dodd-Frank Act and other applicable non-U.S. regulations will not have an adverse effect on our interest rate hedging activities.
Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) imposed additional regulations on derivatives markets and transactions. Such regulations and, to the extent we trade with counterparties organized in non-US jurisdictions, any applicable regulations in those jurisdictions, are still being implemented, and will affect our interest rate hedging activities. While the full impact of the regulation on our interest rate hedging activities cannot be fully assessed until all final rules and regulations are implemented, such regulation may affect our ability to enter into hedging or other risk management transactions, may increase our costs in entering into such transactions, and/or may result in us entering into such transactions on less favorable terms than prior to implementation of such regulation. For example, but not by way of limitation, the Dodd-Frank Act and the rulemaking thereunder provides for significantly increased regulation of the derivative transactions used to affect our interest rate hedging activities, including: (i) regulatory reporting, (ii) subject to an exemption for end-users of swaps upon which we and our subsidiaries generally rely, mandated clearing of certain derivatives transactions through central counterparties and execution on regulated exchanges or execution facilities and, (iii) to the extent we are required to clear any such transactions, margin and collateral requirements. The imposition, or the failure to comply with, any of the foregoing requirements may have an adverse effect on our business and our stockholders’ return.

If the fiduciary of an employee benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or an owner of a retirement arrangement subject to Section 4975 of the Internal Revenue Code (such as an IRA) fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to penalties and other sanctions.
There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries and IRA owners investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary and other obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	our stockholders will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
With respect to the annual valuation requirements described above, we will provide an estimated value for our stock annually. We can make no claim whether such estimated value will or will not satisfy the applicable annual valuation requirements under ERISA and the Internal Revenue Code. The Department of Labor or the Internal Revenue Service may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our common stock. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.
On April 8, 2016, the Department of Labor issued a final regulation relating to the definition of a fiduciary under ERISA and Section 4975 of the Internal Revenue Code. The final regulation broadens the definition of fiduciary and is accompanied by new and revised prohibited transaction exemptions relating to investments by IRAs and Benefit Plans.  The final regulation and the related exemptions were originally scheduled to apply for investment transactions on and after April 10, 2017, the final regulation has been recommended for reconsideration pursuant to executive order.  The final regulation and the accompanying exemptions are complex, implementation may be further delayed, and the final regulation remains subject to potential further revision prior to implementation. Plan fiduciaries and the beneficial owners of IRAs are urged to consult with their own advisors regarding this development.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In addition, the investment transaction must be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our common stock.

If our assets are deemed to be plan assets, our advisor and we may be exposed to liabilities under Title I of ERISA and the Internal Revenue Code.
In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets unless an exception applies. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Title I of ERISA or Section 4975 of the Internal Revenue Code, may be applicable, and there may be liability under these and other provisions of ERISA and the Internal Revenue Code. We believe that our assets should not be treated as plan assets because the shares should qualify as “publicly-offered securities” that are exempt from the look-through rules under applicable Treasury Regulations. We note, however, that because certain limitations are imposed upon the transferability of shares so that we may qualify as a REIT, and perhaps for other reasons, it is possible that this exemption may not apply. If that is the case, and if we or our advisor are exposed to liability under ERISA or the Internal Revenue Code, our performance and results of operations could be adversely affected. Stockholders should consult with their legal and other advisors concerning the impact of ERISA and the Internal Revenue Code on their investment and our performance.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with our accompanying consolidated balance sheets as of December 31, 2016 and December 31, 2015, the related consolidated statements of operations, comprehensive loss, equity and cash flows for the years ended December 31, 2016, 2015 and 2014, the related notes thereto and the accompanying financial statement schedule, all included in this supplement.
This discussion contains forward-looking statements that can be identified with the use of forward-looking terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ from those described in forward-looking statements. For a discussion of the factors that could cause our actual results to differ from those anticipated, see “Risk Factors” above, in the prospectus and in supplement no. 23.
Overview
We were formed on February 6, 2013 as a Maryland corporation and elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ending December 31, 2014. On July 3, 2013, we commenced a private placement offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), to offer a maximum of $105,000,000 of shares of common stock for sale to certain accredited investors, of which $5,000,000 of shares were offered pursuant to our dividend reinvestment plan. We ceased offering shares in our private offering on August 11, 2014. KBS Capital Markets Group LLC, an affiliate of our advisor, served as the dealer manager of the offering pursuant to a dealer manager agreement and was responsible for marketing our shares in the offering.
On November 14, 2013, we filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to register for sale to the public a maximum of 180,000,000 shares of common stock, of which 80,000,000 shares were to be offered pursuant to our dividend reinvestment plan. The SEC declared our registration statement effective on August 12, 2014 and we retained KBS Capital Markets Group LLC to serve as the dealer manager of this offering pursuant to a dealer manager agreement. On February 11, 2016, we filed an amended registration statement on Form S-11 with the SEC to offer a second class of common stock designated as Class T shares and to designate our initially offered and outstanding common stock as Class A shares. Pursuant to the amended registration statement, we are offering to sell any combination of Class A and Class T shares in this offering and dividend reinvestment plan offering but in no event may we sell more than 180,000,000 of shares of our common stock pursuant to this offering. We commenced offering our Class T shares of our common stock for sale to the public on February 17, 2016. The dealer manager is responsible for marketing our shares in this offering.
We intend to use substantially all of the net proceeds from our offerings to invest in and manage a diverse portfolio of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments located in the United States and Europe. Such investments will include the acquisition of distressed debt, the origination and acquisition of mortgage, mezzanine, bridge and other real estate-related loans, investment in opportunistic real estate and investments in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. We may also invest in entities that make similar investments. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego what we believe to be a good investment because it does not precisely fit our expected portfolio composition. As of December 31, 2016, we had invested in two hotel properties, two office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2016, we had entered into a joint venture to develop one retail property, which is currently under construction.

As of December 31, 2016, we had sold 9,064,072 and 5,955,697 shares of Class A and Class T common stock, respectively, for aggregate gross offering proceeds of $146.4 million in this offering, including 208,880 and 26,106 shares of Class A and Class T common stock under our dividend reinvestment plan, respectively, for aggregate gross offering proceeds of $2.2 million. Also as of December 31, 2016, we had redeemed 71,524 shares of Class A common stock for $0.6 million.
As of December 31, 2016, we had sold 3,619,851 shares of Class A common stock for gross offering proceeds of $32.2 million in our private offering. Additionally, on each of April 2, 2014 and July 31, 2014, we issued 120,106 shares of Class A common stock for $1.0 million in separate private transactions exempt from the registration requirements of the Securities Act.
We have no employees and KBS Capital Advisors LLC (“KBS Capital Advisors”) has served as our external advisor since commencement of the private offering. As our advisor, KBS Capital Advisors manages our day-to-day operations and manages our portfolio of real estate properties and real estate-related investments. KBS Capital Advisors will make recommendations on all investments to our board of directors. All proposed investments must be approved by at least a majority of our board of directors, including a majority of the conflicts committee. Unless otherwise provided by our charter, the conflicts committee may approve a proposed investment without action by the full board of directors if the approving members of the conflicts committee constitute at least a majority of the board of directors. KBS Capital Advisors also provides asset-management, marketing, investor-relations and other administrative services on our behalf.
We have formed a strategic relationship with STAM, a commercial real estate investment and asset management firm headquartered in Paris, France to support us and our advisor in connection with any investments we may make in Europe.  Our advisor has entered a sub-advisory agreement with STAM, pursuant to which STAM will provide real estate acquisition and portfolio management services to our advisor in connection with any investments we may make in Europe. For investments in Europe we make directly and our ownership interest is 100%, our advisor will compensate STAM for its services in sourcing and managing these investments from the fees its earns from us under the advisory agreement with us and we will pay STAM no additional compensation.  For investments we make through STAM, such as the participating loan facility we funded in June 2016, we will enter separate agreements with STAM to set forth compensation terms. We can give no assurances as to the number, if any, of investments we may make in Europe. See “Investment Strategies - Other Possible Investments” for a discussion of the additional types of investments we expect to make in Europe through our strategic relationship with STAM.
Market Outlook - Real Estate and Real Estate Finance Markets
The following discussion is based on management’s beliefs, observations and expectations with respect to the real estate and real estate finance markets.
Conditions in the global capital markets remain volatile as of the first quarter of 2017. Current economic data and financial market developments suggest that the global economy is improving, although at a slow and uneven pace. European economic growth has recently picked up, whereas the U.K. and China remain areas of concern. Against this backdrop, the central banks of the world’s major industrialized economies are beginning to back away from their strong monetary accommodation. Quantitative easing in Japan and Europe is slowing, but the liquidity generated from these programs continues to impact the global capital markets.
At a duration of 91 months (as of year-end 2016), the current business cycle, which commenced in June 2009, is the fourth longest in U.S. history, including the post-World War II cycle, which lasted 58 months. In December 2016, the U.S. Federal Reserve (the “FED”) increased interest rates for the second time since the 2008-2009 financial crisis. Expectations are for the rate increases to continue in the wake of ongoing economic growth and some acceleration in inflationary pressures, with the goal of the FED to normalize the level of interest rates. Little in the U.S. macroeconomic data suggests that the economy is growing too rapidly, the primary symptom of trouble ahead for a business cycle. Real gross domestic product ("GDP") growth has averaged approximately 2% per year over the past two years, and job growth has averaged about 1.7%. Personal income growth has started to pick up and unemployment statistics indicate that labor force conditions are finally showing real improvements.
The U.S. commercial real estate market continues to benefit from inflows of foreign capital, particularly from China. With a backdrop of global political conflict, and stabilizing international economic conditions, the U.S. dollar has remained a safe haven currency. The volume of available capital that is seeking “core” properties has helped to push the pricing of some assets past prior peaks, making some markets look expensive. Reduced leverage ratios have shifted more risk toward the equity investor. Traditional sources of capital are favoring a “risk-off” approach, where investors’ appetite for risk falls, when valuing investments. Investors acquiring properties are extremely selective, with cap rate compression having spread into secondary markets over the last two years. Commercial real estate returns are increasingly being driven by property income (yield), as opposed to price appreciation through cap rate compression.

Lenders with long memories remain disciplined in their underwriting of investments. For balance sheet lenders, such as banks and insurance companies, underwriting standards for commercial real estate have been tightened. This has resulted in lower loan-to-value and higher debt coverage ratios. CMBS originations also have been limited as lenders are attempting to adjust to new securitization rules which require issuers to maintain an ongoing equity stake in pooled transactions. These trends have led to increased uncertainty in the level and cost of debt for commercial properties, and in turn has injected some volatility into commercial real estate markets.
A major factor contributing to the strength of the real estate cycle is the difficulty of securing construction financing. Lack of construction financing is effectively keeping an oversupply of commercial real estate, which is typical late in a real estate cycle, from emerging. Bank regulators and new risk-based capital guidelines have enforced discipline in lending, which has helped reduce new construction.
Liquidity and Capital Resources
On January 7, 2015, we broke escrow in this offering. We are dependent upon the net proceeds from this offering to conduct our proposed operations. We expect to obtain the capital required to purchase and originate real estate and real estate-related investments and conduct our operations from the proceeds of this offering, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of December 31, 2016, we had sold 9,064,072 and 5,955,697 shares of Class A and Class T common stock, respectively, for aggregate gross offering proceeds of $146.4 million in this offering. Additionally, we sold 3,619,851 shares of common stock in our private offering for gross offering proceeds of $32.2 million.
Regulatory developments related to the reporting of our estimated value per share under recently effective FINRA and NASD Conduct Rules, and potential changes to the definition of fiduciary under ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended may significantly affect our ability to raise substantial additional funds in this offering.  See Part I, Item 1A “Risk Factors” herein. If we are unable to raise substantially more funds in this offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
During the year ended December 31, 2016, we acquired one office property, one apartment building, an investment in an unconsolidated entity and we entered into a joint venture to develop one retail property, which is currently under construction. Our cash needs for these originations and acquisitions were met primarily with proceeds from this offering and debt financing. As of December 31, 2016, $14.5 million was available under the 210 West 31st Street Mortgage Loan for future disbursements to be used for capital improvement costs, tenant improvement costs, leasing commissions and operating/interest shortfall, subject to certain terms and conditions contained in the loan documents.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments include payments to the dealer manager for selling commissions, the dealer manager fee and the stockholder servicing fee and payments to the dealer manager and our advisor for reimbursement of certain commercially reasonable organization and offering expenses, provided that no reimbursements made by us to our advisor or dealer manager may cause total organization and offering expenses incurred by us in connection with this offering (including selling commissions, dealer manager fees, stockholder servicing fees and all other items of organization and offering expenses) to exceed 15% of the aggregate gross proceeds from this offering as of the date of reimbursement. As of December 31, 2016, our advisor has incurred organization and offering expenses on our behalf related to this offering of approximately $8.4 million. In addition, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by us in connection with the primary portion of this offering, regardless of when incurred, exceed 1.0% of gross offering proceeds from the primary portion of this offering. The Advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary portion of this offering to the extent they exceed 1.0% of gross proceeds from the primary portion of this offering. There was no limit on the organization and offering expenses we could incur in connection with our private offering. As of December 31, 2016, our advisor had incurred offering expenses on our behalf related to our private offering of $1.0 million, all of which have been reimbursed from proceeds from our now terminated private offering. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. We will also continue to make payments to our dealer manager related to the stockholder servicing fees. Our currently effective advisory agreement expires August 12, 2017 but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of KBS Capital Advisors and our conflicts committee.

Among the fees payable to our advisor is an asset management fee. We pay our advisor a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the cost of our investments and (ii) 2.0% of the sum of the cost of our investments, less any debt secured by or attributable to the investments. The cost of the real property investments is calculated as the amount paid or allocated to acquire the real property, including the cost of any subsequent development, construction or improvements to the property and including fees and expenses related thereto (but excluding acquisition fees paid or payable our advisor). The cost of the loans and any investments other than real property is calculated as the lesser of (x) the amount actually paid or allocated to acquire or fund the loan or other investment, including fees and expenses related thereto (but excluding acquisition fees paid or payable to our advisor) and (y) the outstanding principal amount of such loan or other investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition fees paid or payable to our advisor) as of the time of calculation. In the case of investments made through joint ventures, the asset management fee is determined based on our proportionate share of the underlying investment.
In addition, an affiliate of our advisor, KBS Management Group, was recently formed to provide property management services with respect to certain properties owned by KBS-advised companies. In the future, we may engage KBS Management Group with respect to one or more of our properties to provide property management services. With respect to any such properties, we would expect to pay KBS Management Group a monthly fee equal to a percentage of the rent (to be determined on a property by property basis, consistent with current market rates).
We elected to be taxed and have operated as a REIT and to operate as a REIT beginning with our taxable year ended December 31, 2014. We intend to continue to operate as a REIT. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level.
Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended December 31, 2016 exceeded the charter imposed limitation; however, the conflicts committee determined that the relationship of our operating expenses to our average invested assets was justified for these periods given the costs of operating a public company and the early stage of our operations.
Cash Flows from Operating Activities
We commenced operations on September 4, 2014 in connection with our first investment. As of December 31, 2016, we had invested in two hotel properties, two office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2016, we had entered into a joint venture to develop one retail property, which is currently under construction. During the year ended December 31, 2016, net cash provided by operating activities was $0.7 million. We expect that our cash flows from operating activities will generally increase in future years as a result of owning the assets acquired during 2016 for an entire period, anticipated future acquisitions of real estate and real estate-related investments and the related operations of such real estate investments.
Cash Flows from Investing Activities
Net cash used in investing activities was $221.7 million for the year ended December 31, 2016 and primarily consisted of the following:

•	$204.0 million for the acquisitions of an office property, an apartment building and a retail property, which is currently under construction;

•	$16.9 million of improvements to real estate;

•	$2.5 million for an investment in an unconsolidated entity;

•	$1.9 million of insurance proceeds for property damages;

•	$0.1 million for the purchase of an interest rate cap; and

•	$0.1 million of payments for construction in progress.

Cash Flows from Financing Activities
Net cash provided by financing activities was $242.8 million for the year ended December 31, 2016 and consisted primarily of the following:

•	$147.1 million of net cash provided by debt financings as a result of proceeds from notes payable of $150.3 million, partially offset by payments of deferred financing costs of $3.1 million;

•	$89.9 million of net cash provided by offering proceeds related to this offering, net of payments of commissions, dealer manager fees and other organization and offering costs of $5.9 million;

•	$7.4 million of noncontrolling interest contributions;

•	$1.1 million of net cash distributions, after giving effect to distributions reinvested by stockholders of $1.6 million and

•	$0.6 million of cash used for redemptions of common stock.
In order to execute our investment strategy, we utilize secured debt and we may, to the extent available, utilize unsecured debt, to finance a portion of our investment portfolio. Management remains vigilant in monitoring the risks inherent with the use of debt in our portfolio and is taking actions to ensure that these risks, including refinancing and interest risks, are properly balanced with the benefit of using leverage. Once we have fully invested the proceeds of this offering, we expect our debt financing will be 60% or less of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). There is no limitation on the amount we may borrow for any single investment. Our charter limits our total liabilities such that our total liabilities may not exceed 75% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves); however, we may exceed that limit if a majority of the Conflicts Committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our common stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. As of December 31, 2016, our borrowings and other liabilities were approximately 58% of the cost (before depreciation and other noncash reserves) and book value (before depreciation) of our tangible assets.
Contractual Commitments and Contingencies
The following is a summary of our contractual obligations as of December 31, 2016 (in thousands):

		Payments Due During the Years Ending December 31,
Contractual Obligations	Total	2017	2018-2019	2020-2021	Thereafter
Outstanding debt obligations (1)	$212,010	$45,430	$133,080	$33,500	$—
Interest payments on outstanding debt obligations (2)	19,246	7,782	11,110	354	—
Stockholder servicing fee liability (3)	374	374	—	—	—
Lease obligations	55,839	363	720	720	54,036
_____________________
(1) Amounts include principal payments only.
(2) Projected interest payments are based on the outstanding principal amounts and interest rates in effect at December 31, 2016. We incurred interest expense of $3.5 million, excluding amortization of deferred financing costs of $0.6 million and unrealized loss on interest rate cap of $0.1 million and including interest capitalized of $0.4 million for the year ended December 31, 2016.
(3) Stockholder servicing fee is an annual fee of 1.0% of the purchase price per Class T share sold in this offering for services rendered to Class T stockholders by the broker dealer of record after the initial sale of the Class T share. The stockholder servicing fee will accrue daily and be paid monthly in arrears for up to the fourth anniversary of the issuance of the Class T share. The amount shown is the amount projected as payable as of December 31, 2016.
In addition, as of December 31, 2016, we expect to incur approximately $14.2 million related to development costs through 2018 related to 210 West 31st Street.

Results of Operations
Overview
As of December 31, 2015, we had invested in two hotel properties, one office property and one first mortgage loan. As of December 31, 2016, we had invested in two hotel properties, two office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2016, we had entered into a joint venture to develop one retail property, which is currently under construction. We funded the acquisitions of these investments with proceeds from our terminated private offering, this offering and debt financing. Our results of operations for the year ended December 31, 2016 are not indicative of those in future periods as we commenced operations on September 4, 2014 in connection with our first investment and expect to make future acquisitions of real estate and real estate-related investments. In general, we expect that our revenue and expenses related to our portfolio will increase in future periods as a result of owning investments acquired in 2016 for an entire year and anticipated future acquisitions of real estate and real estate-related investments.
Comparison of the year ended December 31, 2016 versus the year ended December 31, 2015
The following table provides summary information about our results of operations for the years ended December 31, 2016 and 2015 (dollar amounts in thousands):

	Years Ended December 31,		Increase (Decrease)	Percentage Change	$ Change Due to Acquisitions (1)	$ Change Due to Investments Held Throughout Both Periods (2)
	2016	2015
Hotel revenues	$24,807	$16,602	$8,205	49%	$7,905	$300
Office revenues	5,224	33	5,191	15,730%	5,191	—
Apartment revenues	890	—	890	n/a	890	—
Interest income from real estate loans receivable	399	390	9	2%	—	9
Hotel expenses	17,592	11,594	5,998	52%	5,346	652
Office expenses	1,378	7	1,371	19,586%	1,371	—
Apartment expenses	353	—	353	n/a	353	—
Asset management fees to affiliate	1,340	380	960	253%	863	97
Real estate acquisition fees and expenses to affiliate	3,759	995	2,764	278%	2,764	—
Real estate acquisition fees and expenses	946	1,253	(307)	(25)%	(307)	—
General and administrative expenses	2,503	2,427	76	3%	n/a	n/a
Depreciation and amortization	7,848	1,171	6,677	570%	5,732	945
Interest expense	3,797	1,199	2,598	217%	2,435	163
Casualty-related income, net	1,394	—	1,394	n/a	n/a	n/a
_____________________
(1) Represents the dollar amount increase (decrease) for the year ended December 31, 2016 compared to the year ended December 31, 2015 related to real estate acquired on or after January 1, 2015.
(2) Represents the dollar amount increase (decrease) for the year ended December 31, 2016 compared to the year ended December 31, 2015 with respect to real estate and real estate-related investments owned by us during the entire periods presented. Springmaid Beach Resort was our only investment owned during both periods.
Hotel revenues increased from $16.6 million for the year ended December 31, 2015 to $24.8 million for the year ended December 31, 2016 as a result of the acquisition of Q&C Hotel in December 2015 and increases in occupancy and average daily rate with respect to the Springmaid Beach Resort, partially offset by rooms out of service as a result of Hurricane Matthew. We expect hotel revenues to increase in future periods as a result of the ongoing improvements in connection with the re-branding strategy of our hotel properties.
Office revenues and apartment revenues for the year ended December 31, 2016 were $5.2 million and $0.9 million, respectively. We expect office revenues and apartment revenues to increase in future periods as a result of holding the assets acquired in 2016 for an entire period and anticipated future acquisitions of real estate properties.
Interest income from our real estate loan receivable, recognized using the interest method, remained consistent at $0.4 million for the years ended December 31, 2016 and 2015.

Hotel expenses increased from $11.6 million for the year ended December 31, 2015 to $17.6 million for year ended December 31, 2016 as a result of the acquisition of Q&C Hotel and an increase in occupancy with respect to the Springmaid Beach Resort, partially offset by rooms out of service as a result of Hurricane Matthew. Office expenses and apartment expenses for the year ended December 31, 2016 were $1.4 million and $0.4 million, respectively. We expect total expenses to increase in future periods as a result of anticipated future acquisitions of real estate properties.
Asset management fees to affiliate increased from $0.4 million for the year ended December 31, 2015 to $1.3 million for year ended December 31, 2016 primarily due to the growth of our real estate portfolio. We expect asset management fees to increase in future periods as a result of holding the assets acquired in 2016 for an entire period and anticipated future acquisitions of real estate properties. All asset management fees incurred as of December 31, 2016 have been paid.
Real estate acquisition fees and expenses to affiliate and non-affiliates increased from $2.2 million for the year ended December 31, 2015 to $4.7 million for year ended December 31, 2016. We acquired an office property and an apartment building for $153.8 million during the year ended December 31, 2016. During the year ended December 31, 2015 we acquired a hotel property and an office property for $64.0 million. In addition, during the year ended December 31, 2016, we capitalized $2.6 million in acquisition fees and expenses related to the acquisition of a leasehold interest, the origination of a participating loan facility and acquisition fees related to our redevelopment plans. We expect real estate acquisition fees and expenses to vary in future periods based upon acquisition activity.
General and administrative expenses increased from $2.4 million for the year ended December 31, 2015 to $2.5 million for the year ended December 31, 2016 primarily due to the growth of our real estate portfolio. We expect general and administrative costs to increase in future periods as we acquire additional investments but to decrease as a percentage of total revenue.
Depreciation and amortization expenses increased from $1.2 million for the year ended December 31, 2015 to $7.8 million for the year ended December 31, 2016 primarily due to the growth of our real estate portfolio. We expect depreciation and amortization expenses to increase in future periods as a result of holding the assets acquired in 2016 for an entire period and anticipated future acquisitions of real estate properties.
Interest expense increased from $1.2 million for the year ended December 31, 2015 to $3.8 million for the year ended December 31, 2016 primarily due to increased borrowings in connection with our acquisition activity. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the amount of proceeds raised in this offering, the availability and cost of debt financing, and the opportunity to acquire real estate and real estate-related investments meeting our investment objectives.
Casualty-related income, net for the year ended December 31, 2016 was $1.4 million and relates to property damages and insurance recoveries related to the impact of Hurricane Matthew at the Springmaid Beach Resort. The net book value of the pier was $0.3 million and we received $1.9 million from the insurance company for damages sustained at the pier as of December 31, 2016. The gain for casualty-related income, net on the pier was offset by approximately $0.2 million of repair and cleanup costs to other buildings at the property that was not covered by insurance as the estimated loss sustained on these buildings was less than the respective deductible.
Comparison of the year ended December 31, 2015 versus the year ended December 31, 2014
Hotel revenues increased from $0.1 million for the year ended December 31, 2014 to $16.6 million for the year ended December 31, 2015.  Interest income from our real estate loan receivable, recognized using the interest method, increased from$0.1 million for the year ended December 31, 2014 to $0.4 million for the year ended December 31, 2015.
For the year ended December 31, 2014, total recurring expenses directly related to our real estate and real estate loan receivable was $91,000, consisting of $46,000 of hotel expenses, $13,000 of asset management fees to affiliate, $3,000 of depreciation and amortization and $29,000 of interest expense.  Additionally, we incurred real estate acquisitions fees to affiliates and non-affiliates of $1.6 million for the year ended December 31, 2014, which relates to the acquisition of Springmaid Beach Resort.  For the year ended December 31, 2015, total expenses directly related to our real estate and real estate loan receivable were $14.4 million, consisting of $11.6 million of hotel expenses, $0.4 million of asset management fees to affiliate, $1.2 million of depreciation and amortization expense and $1.2 million of interest expense. Additionally, we incurred real estate acquisitions fees to affiliates and non-affiliates of $2.2 million for the year ended December 31, 2015, which primarily relates to the acquisition of Q&C Hotel and 2200 Paseo Verde. All asset management fees incurred as of December 31, 2015 had been paid.
General and administrative expenses increased from $1.1 million the year ended December 31, 2014 to $2.4 million for the year ended December 31, 2015. These general and administrative costs consisted primarily of transfer agent fees, insurance premiums, accounting fees, internal and external audit expenses, legal fees, dead deal costs, estimated tax on our TRS subsidiaries and board of director fees. General and administrative expenses increased in 2015 primarily due to the commencement of this offering and the acquisition of one hotel property.

Funds from Operations, Modified Funds from Operations and Adjusted Modified Funds from Operations
We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of an equity REIT. We compute FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. FFO represents net income, excluding gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), impairment losses on real estate assets, depreciation and amortization of real estate assets, and adjustments for unconsolidated partnerships and joint ventures. We believe FFO facilitates comparisons of operating performance between periods and among other REITs. However, our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. Our management believes that historical cost accounting for real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”) implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and provides a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
Changes in accounting rules have resulted in a substantial increase in the number of non-operating and non-cash items included in the calculation of FFO. Items such as acquisition fees and expenses, which had previously been capitalized prior to 2009, are currently expensed and accounted for as operating expenses. As a result, our management also uses modified funds from operations (“MFFO”) as an indicator of our ongoing performance as well as our dividend sustainability. MFFO excludes from FFO: acquisition fees and expenses; adjustments related to contingent purchase price obligations; amounts relating to straight-line rents and amortization of above- and below-market intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; amortization of closing costs relating to debt investments; impairments of real estate-related investments; mark-to-market adjustments included in net income; and gains or losses included in net income for the extinguishment or sale of debt or hedges. We compute MFFO in accordance with the definition of MFFO included in the practice guideline issued by the Investment Program Association (“IPA”) in November 2010 as interpreted by management. Our computation of MFFO may not be comparable to other REITs that do not compute MFFO in accordance with the current IPA definition or that interpret the current IPA definition differently than we do.
In addition, our management uses an adjusted MFFO (“Adjusted MFFO”) as an indicator of our ongoing performance as well as our dividend sustainability. Adjusted MFFO provides adjustments to reduce MFFO related to operating expenses that are capitalized with respect to certain of our investments in undeveloped land.
We believe that MFFO and Adjusted MFFO are helpful as measures of ongoing operating performance because they exclude costs that management considers more reflective of investing activities and other non-operating items included in FFO.  Management believes that excluding acquisition costs from MFFO and Adjusted MFFO provides investors with supplemental performance information that is consistent with management’s analysis of the operating performance of the portfolio over time, including periods after our acquisition stage.  MFFO and Adjusted MFFO also exclude non-cash items such as straight-line rental revenue.  Additionally, we believe that MFFO and Adjusted MFFO provide investors with supplemental performance information that is consistent with the performance indicators and analysis used by management, in addition to net income and cash flows from operating activities as defined by GAAP, to evaluate the sustainability of our operating performance.  MFFO provides comparability in evaluating the operating performance of our portfolio with other non-traded REITs which typically have limited lives with short and defined acquisition periods and targeted exit strategies.  MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and we believe often used by analysts and investors for comparison purposes.
FFO, MFFO and Adjusted MFFO are non-GAAP financial measures and do not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO, MFFO and Adjusted MFFO include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization and the other items described above. Accordingly, FFO, MFFO and Adjusted MFFO should not be considered as alternatives to net income as an indicator of our current and historical operating performance. In addition, FFO, MFFO and Adjusted MFFO do not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an indication of our liquidity. We believe FFO, MFFO and Adjusted MFFO, in addition to net income and cash flows from operating activities as defined by GAAP, are meaningful supplemental performance measures.

Although MFFO includes other adjustments, the exclusion of straight-line rent amortization of above- and below-market leases and acquisition fees and expenses, are the most significant adjustments for the periods presented.  We have excluded these items based on the following economic considerations:

•
Adjustments for straight-line rent.  These are adjustments to rental revenue as required by GAAP to recognize contractual lease payments on a straight-line basis over the life of the respective lease.  We have excluded these adjustments in our calculation of MFFO to more appropriately reflect the current economic impact of our in-place leases, while also providing investors with a useful supplemental metric that addresses core operating performance by removing rent we expect to receive in a future period or rent that was received in a prior period;

•
Amortization of above- and below-market leases.  Similar to depreciation and amortization of real estate assets and lease related costs that are excluded from FFO, GAAP implicitly assumes that the value of intangible lease assets and liabilities diminishes predictably over time and requires that these charges be recognized currently in revenue.  Since market lease rates in the aggregate have historically risen or fallen with local market conditions, management believes that by excluding these charges, MFFO provides useful supplemental information on the realized economics of the real estate; and

•
Acquisition fees and expenses. Acquisition fees and expenses related to the acquisition of real estate are expensed. Although these amounts reduce net income, we exclude them from MFFO to more appropriately present the ongoing operating performance of our real estate investments on a comparative basis. Additionally, acquisition costs have been funded from the proceeds from our private offering and this offering as well as from debt financings, and not from our operations. We believe this exclusion is useful to investors as it allows investors to more accurately evaluate the sustainability of our operating performance.

Adjusted MFFO includes adjustments to reduce MFFO related to real estate taxes, property insurance and financing costs which are capitalized with respect to certain renovation projects.  We have included adjustments for the costs incurred necessary to bring these investments to their intended use, as these costs are recurring operating costs that are capitalized in accordance with GAAP and not reflected in our net income (loss), FFO and MFFO.
Our calculation of FFO, which we believe is consistent with the calculation of FFO as defined by NAREIT, is presented in the following table, along with our calculations of MFFO and Adjusted MFFO, for the years ended December 31, 2016, 2015 and 2014 (in thousands). No conclusions or comparisons should be made from the presentation of these periods.

	For the Years Ended December 31,
	2016	2015	2014
Net loss attributable to common stockholders	$(6,490)	$(2,056)	$(2,456)
Depreciation of real estate assets	5,151	998	3
Amortization of lease-related costs	2,697	173	—
Adjustments for noncontrolling interests (1)	(485)	(114)	—
FFO attributable to common stockholders	873	(999)	(2,453)
Straight-line rent and amortization of above- and below-market leases	(773)	1	—
Amortization of discounts and closing costs	(70)	(62)	(19)
Unrealized losses on derivative instruments	97	71	23
Real estate acquisition fees to affiliate	3,759	995	555
Real estate acquisition fees and expenses	946	1,253	1,016
Adjustments for noncontrolling interests (1)	(82)	(107)	(99)
MFFO attributable to common stockholders	4,750	1,152	(977)
Other capitalized operating expenses (3)	(180)	—	—
Casualty-related income, net (4)	(1,394)	—	—
Adjustments for noncontrolling interests - consolidated entity (1)	154	—	—
Adjusted MFFO attributable to common stockholders	$3,330	$1,152	$(977)
_____________________
(1) Reflects adjustments to eliminate the noncontrolling interest holders’ share of the adjustments to convert our net income (loss) attributable to common stockholders to FFO, MFFO and Adjusted MFFO.
(2) Reflects adjustments to add back our noncontrolling interest share of the adjustments to convert our net income (loss) attributable to common stockholders to FFO for our equity investment in an unconsolidated entity.
(3) Reflects real estate taxes, property insurance and financing costs that are capitalized with respect to certain renovation projects but excluding development projects. During the time in which we are incurring costs necessary to bring these investments to their intended use, certain normal recurring operating costs are capitalized in accordance with GAAP and not reflected in our net income (loss), FFO and MFFO.
(4) Reflects property damages and insurance recoveries related to the impact of Hurricane Matthew at the Springmaid Beach Resort. We exclude them from Adjusted MFFO to more appropriately present the ongoing operating performance of our real estate investments on a comparative basis. We believe this exclusion is useful to investors as it allows investors to more accurately evaluate the sustainability of our operating performance.

FFO, MFFO and Adjusted MFFO may also be used to fund all or a portion of certain capitalizable items that are excluded from FFO, MFFO and Adjusted MFFO, such as tenant improvements, building improvements and deferred leasing costs. We expect FFO, MFFO and Adjusted MFFO to improve in future periods to the extent that we continue to lease up vacant space and acquire additional assets. We expect FFO, MFFO and Adjusted MFFO to increase as a result of acquisitions.
Organization and Offering Costs
Our organization and offering costs (other than selling commissions, dealer manager fees and the stockholder servicing fee) may be paid by our advisor, the dealer manager or their affiliates on our behalf or may be paid directly by us. These offering costs include all expenses incurred in connection with our offerings. Organization costs include all expenses incurred in connection with our formation, including but not limited to legal fees and other costs to incorporate.
During our private offering, there was no limit on the amount of organization and offering costs we could incur. As of December 31, 2016, we had recorded $1.0 million of offering costs (other than selling commissions and dealer manager fees) related to our private offering, all of which were initially paid by our advisor or its affiliates on our behalf and subsequently reimbursed by us. In addition, we paid $1.9 million in selling commissions and dealer manager fees related to our private offering.
During this offering, pursuant to the advisory agreement and dealer manager agreement, we are obligated to reimburse our advisor, the dealer manager or their affiliates, as applicable, for organization and other offering costs paid by them on behalf of us, provided that no reimbursements made by us to our advisor or the dealer manager may cause total organization and offering expenses incurred by us in connection with this offering (including selling commissions, dealer manager fees and the stockholder servicing fees) to exceed 15% of the aggregate gross proceeds from this offering as of the date of reimbursement. In addition, our advisor and its affiliates will reimburse us to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by us in connection with the primary portion of this offering, regardless of when incurred, exceed 1.0% of gross offering proceeds from the primary portion of this offering. The Advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary portion of this offering to the extent they exceed 1.0% of gross proceeds from the primary portion of this offering.
Through December 31, 2016, the Advisor and its affiliates had incurred organization and other offering costs on our behalf in connection with this offering of approximately $8.4 million. As of December 31, 2016, we had paid $9.8 million in selling commissions and dealer manager fees and paid and accrued $0.5 million of stockholder servicing fees. As of December 31, 2015, we had paid or accrued $3.3 million of other organization and offering expenses. Subsequent to December 31, 2015, we reversed $2.2 million of accrued organization and offering expenses due to affiliates as a result of an amendment to the advisory agreement, which limits other offering costs to 1.0% of gross proceeds from the primary portion of this offering as noted above. As of December 31, 2016, we had recorded $1.5 million of other organization and offering expenses, which amount represents our maximum liability for organization and offering costs as of December 31, 2016 based on the 1.0% limitation described above.
Distributions
To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. In general, we anticipate making distributions to our stockholders of at least 100% of our REIT taxable income so that none of our income is subject to federal income tax. Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

Until we have fully invested the proceeds of this offering, and from time to time during our operational stage, we may not pay distributions solely from our cash flow from operating activities, in which case distributions may be paid in whole or in part from debt financing. Distributions declared, distributions paid and cash flow used in operations during 2016 were as follows (in thousands, except per share amounts):

	Distributions Declared (1)	Distributions Declared Per Class A Share (1) (2)	Distributions Declared Per Class T Share (1) (2)	Distributions Paid (3)			Cash Flows (Used in)/ Provided by Operations	Source of Cash Distributions Paid
Period				Cash	Reinvested	Total		Amount Paid from Cash Flows From Operating Activities/Percentage of Distributions Paid		Amount Paid from Borrowings/Percentage of Distributions Paid
First Quarter 2016	$93	$0.008	$—	$—	$—	$—	$(1,279)	$—	/0%	$—	/0%
Second Quarter 2016	570	0.048	0.024	183	286	469	1,862	469	/100%	—	/0%
Third Quarter 2016	1,513	0.098	0.074	251	378	629	3,649	629	/100%	—	/0%
Fourth Quarter 2016	785	0.048	0.025	623	966	1,589	(3,528)	885	/56%	704	/44%
	$2,961	$0.202	$0.123	$1,057	$1,630	$2,687	$704	$1,983		$704
_____________________
(1) Distributions for the period from March 1, 2016 through March 31, 2016 were based on daily record dates and were calculated at a rate of $0.00026202 per share per day less the applicable daily stockholder servicing fee. Distributions for the period from April 1, 2016 through December 31, 2016 were based on daily record dates and were calculated at a rate of $0.00052404 per share per day less the applicable daily stockholder servicing fee. On September 27, 2016, our board of directors declared a one-time cash distribution in the amount of $0.05 per share on the outstanding shares of all classes of our common stock to stockholders of record as of the close of business on September 27, 2016.
(2) Assumes Class A share was issued and outstanding each day that was a record date for distributions during the period presented. Assumes Class T share was issued and outstanding from March 2, 2016 through December 31, 2016. Given the distribution rate declared for the period and the applicable daily stockholder servicing fee for Class T shares of common stock, we did not pay cash distributions on shares of Class T common stock for record dates from March 2, 2016 to March 31, 2016.
(3) Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid on or about the first business day of the following month.
For the year ended December 31, 2016, we paid aggregate distributions of $2.7 million, including $1.1 million distributions paid in cash and $1.6 million of distributions reinvested through our dividend reinvestment plan. Our net loss attributable to common stockholders for the year ended December 31, 2016 was $6.5 million and cash flow provided by operations was $0.7 million. We funded our total distributions paid, which includes net cash distributions and dividends reinvested by stockholders, with $2.0 million of cash flow from operating activities and $0.7 million of debt financing. For purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments.
From inception through December 31, 2016, we paid cumulative distributions of $3.7 million and our cumulative net loss during the same period was $11.1 million. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution.
During the year ended December 31, 2016, we issued 0.033336 shares of common stock per each share of common stock outstanding, assuming each share was issued and outstanding for the entire year, which includes a one-time stock dividend, quarterly dividends and monthly dividends declared.
Going forward we expect our board of directors to continue to authorize and declare cash distributions based on daily record dates and to pay these distributions on a monthly basis and during our offering stage to continue to authorize and declare stock dividends based on a single record date as of the end of the month, and to issue these dividends on a monthly basis. Cash distributions and stock dividends will be determined by our board of directors based on our financial condition and such other factors as our board of directors deems relevant. Our board of directors has not pre-established a percentage rate of return for stock dividends or cash distributions to stockholders. We have not established a minimum dividend or distribution level, and our charter does not require that we make dividends or distributions to our stockholders.

We expect that we will fund these cash distributions from interest income on our debt investments, rental and other income on our real property investments and to the extent we acquire investments with short maturities or investments that are close to maturity, we may fund distributions with the proceeds received at the maturity, payoff or settlement of those investments. We may also utilize strategic refinancings to fund cash distributions for investments that have appreciated in value after our acquisition. Generally, our distribution policy is not to pay cash distributions from sources other than cash flow from operations, investment activities and strategic financings. However, we may fund cash distributions from any source and there are no limits to the amount of distributions that we may pay from any source, including proceeds from this offering or the proceeds from the issuance of securities in the future, other third party borrowings, advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital. From time to time, we may generate taxable income greater than our net income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders. In these situations we may make distributions in excess of our cash flow from operations, investment activities and strategic financings to satisfy the REIT distribution requirement. In such an event, we would look first to other third party borrowings to fund these distributions.
During the early stages of our operations and until our cash flows stabilize, our board of directors believes the declaration of stock dividends is in our best interest because it will allow us to focus on our investment strategy of investing in opportunistic real estate investments that may generate limited cash flow but have the potential for appreciation. These stock dividends may reflect in part an increase or anticipated increase in portfolio value to the extent our board of directors believes assets in our portfolio have appreciated or will appreciate in value after acquisition or after we have taken control of the assets. In addition, these stock dividends may reflect in part cash flow from operations. However, we can provide no assurances that our stock dividends will reflect appreciation in our portfolio or cash flow from operations. Unless our assets appreciate in an amount sufficient to offset the dilutive effect of any stock dividends, the return per share for later investors purchasing our stock will be below the return per share of earlier investors. With respect to any non-performing assets that we acquire, we believe that within a relatively short time after acquisition or taking control of such investments via foreclosure or deed-in-lieu proceedings, we will often experience an increase in their value. For example, in most instances, we bring financial stability to the property, which reduces uncertainty in the market and alleviates concerns regarding the property’s management, ownership and future. We also may have more capital available for investment in these properties than their prior owners and operators were willing to invest, and as such, we are able to invest in tenant improvements and capital expenditures with respect to such properties, which enables us to attract substantially increased interest from brokers and tenants.
Critical Accounting Policies
Below is a discussion of the accounting policies that management considers critical in that they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.
Revenue Recognition
Hotel
Our hotel revenues are comprised of hotel operating revenues, such as room, food and beverage, and revenue from other hotel income (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests, as earned. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned.

Real Estate - Office and Apartment
We recognize minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and will record amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, we will determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant’s rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
We record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
We lease apartment units under operating leases with terms generally of one year or less. Generally, credit investigations will be performed for prospective residents and security deposits will be obtained. We recognize rental revenue, net of concessions, on a straight-line basis over the term of the lease, when collectibility is reasonably assured.
We make estimates of the collectibility of our tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. We will specifically analyze accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, we will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on our real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. We place loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, we reserve for any unpaid accrued interest and generally do not recognize subsequent interest income until cash is received, or the loan returns to accrual status. We will resume the accrual of interest if we determine the collection of interest, according to the contractual terms of the loan, is probable.
We generally recognize income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. We consider the collectibility of the loan’s principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.

Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs will include all costs that do not extend the useful life of the real estate asset. We consider the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements will be capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	25-40 years
Building Improvements	10-25 years
Tenant Improvements	Shorter of lease term or expected useful life
Tenant Origination and Absorption Costs	Remaining term of related leases, including below-market renewal periods
Real Estate Subsidies & Abatements	Remaining term of agreement
Furniture, Fixtures & Equipment	3-12 years
Real Estate Acquisition Valuation
We record the acquisition of income-producing real estate or real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date. Real estate obtained in satisfaction of a loan are recorded at the estimated fair value of the real estate or the fair value of the loan satisfied if more clearly evident. The excess of the carrying value of the loan over the fair value of the property will be charged-off against the reserve for loan losses when title to the property is obtained.
Intangible assets include the value of in place leases, which represents the estimated value of the net cash flows of the in place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease up. Acquired in place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in place leases, including any below-market renewal periods. Intangible assets also include the estimated value of subsidy receipts for apartments, which are recorded at a discounted present value based on estimated collectibility and are amortized on a straight-line basis over the period the amounts are expected to be collected.
We assess the acquisition date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows will be based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
We record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. We amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease up periods, considering current market conditions. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
We amortize the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of the leases.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.

Subsequent to the acquisition of a property, we may incur and capitalize costs necessary to get the property ready for its intended use.  During that time, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.
Direct investments in undeveloped land or properties without loans in place at the time of acquisition will be accounted for as an asset acquisition and not as a business combination. Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition. Additionally, during the time in which we are incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.
Impairment of Real Estate and Related Intangible Assets and Liabilities
We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets and liabilities, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. We did not record any impairment losses on our real estate and related intangible assets during the years ended December 31, 2016, 2015 and 2014.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of our real estate and related intangible assets and liabilities and an overstatement of our net income.
Insurance Proceeds for Property Damages
We maintain an insurance policy that provides coverage for property damages and business interruption. Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries is probable. Losses, which are reduced by the related probable insurance recoveries, are recorded as casualty-related income/(loss), net on the accompanying consolidated statements of operations. Anticipated proceeds in excess of recognized losses would be considered a gain contingency and recognized when the contingency related to the insurance claim has been resolved. Anticipated recoveries for lost revenue due to property damages are also considered to be a gain contingency and recognized when the contingency related to the insurance claim has been resolved.
Construction in Progress
Direct investments in undeveloped land or properties without leases in place at the time of acquisition are accounted for as an asset acquisition and not as a business combination.  Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition.  Additionally, during the time in which we are incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized. Once construction in progress is substantially completed, the amounts capitalized to construction in progress are transferred to land and buildings and improvements and are depreciated over their respective useful lives.
Real Estate Loans Receivable and Loan Loss Reserves
Our real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent and collection of principal and interest is not assured. If a loan is deemed to be impaired, we will record a loan loss reserve and a provision for loan losses to recognize impairment.
The reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve will be adjusted through “Provision for loan losses” on our consolidated statements of operations and will be decreased by charge offs to specific loans when losses are confirmed.

We will consider a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts due under the contractual terms of the loan agreement. If we purchase a loan at a discount to face value and at the acquisition date we expect to collect less than the contractual amounts due under the terms of the loan based, at least in part, on our assessment of the credit quality of the borrower, we will consider such a loan to be impaired when, based upon current information and events, we believe that it is probable that we will be unable to collect all amounts we estimated to be collected at the time of acquisition. We will also consider a loan to be impaired if we grant the borrower a concession through a modification of the loan terms or if we expect to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
As of December 31, 2016 and 2015, there was no loan loss reserve and we did not record any impairment related to our real estate loan receivable. However, in the future, we may experience losses from our investment in loan receivable requiring us to record a loan loss reserve. Realized losses could be material and significantly exceed any recorded reserves.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of our real estate loans held for investment. Actual losses, if any, could differ from estimated amounts.
Derivative Instruments
We enter into derivative instruments for risk management purposes to hedge our exposure to cash flow variability caused by changing interest rates on our variable rate notes payable. We record these derivative instruments at fair value on the accompanying consolidated balance sheets. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a component of interest expense on the accompanying consolidated statements of operations. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity.
With respect to derivative instruments designated as a hedge, we will formally document all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. We also assess and document, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When we determine that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, we discontinue hedge accounting prospectively and reclassify amounts recorded in accumulated other comprehensive income (loss) to earnings.
The termination of a cash flow hedge prior to the maturity date may result in a net derivative instrument gain or loss that continues to be reported in accumulated other comprehensive income (loss) and is reclassified into earnings over the period of the original forecasted hedged transaction (i.e., LIBOR based debt service payments) unless it is probable that the original forecasted hedged transaction will not occur by the end of the originally specified time period (as documented at the inception of the hedging relationship) or within an additional two-month period of time thereafter. If it is probable that the hedged forecasted transaction will not occur either by the end of the originally specified time period or within the additional two-month period of time, that derivative instrument gain or loss reported in accumulated other comprehensive income (loss) shall be reclassified into earnings immediately.

Fair Value Measurements
Under GAAP, we are required to measure certain financial instruments at fair value on a recurring basis. In addition, we are required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
When available, we will utilize quoted market prices from an independent source to determine fair value and will classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require us to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When we determine the market for a financial instrument owned by us to be illiquid or when market transactions for similar instruments do not appear orderly, we will use several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and will establish a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, we will measure fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
We consider the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with our estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid ask spread or significant increase in the bid ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal to principal market).
We consider the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.

Income Taxes
We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially and adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT.
Experts
The consolidated financial statements and financial statement schedule of KBS Strategic Opportunity REIT II, Inc. appearing in this supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
KBS Strategic Opportunity REIT II, Inc.

We have audited the accompanying consolidated balance sheets of KBS Strategic Opportunity REIT II, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule in Item 15(a), Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KBS Strategic Opportunity REIT II, Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 2 to the consolidated financial statements, the Company changed its presentation of restricted cash activities within the statement of cash flows as a result of the adoption of the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” effective December 31, 2016.

/s/ Ernst & Young LLP

Irvine, California
March 21, 2017

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2016	2015
Assets
Real estate, net	$317,323	$109,973
Real estate loan receivable, net	3,442	3,372
Total real estate and real estate-related investments, net	320,765	113,345
Cash and cash equivalents	43,741	24,768
Restricted cash	3,385	598
Investment in unconsolidated entity	2,385	—
Rents and other receivables	2,388	311
Above-market leases, net	21	37
Prepaid expenses and other assets	10,529	670
Total assets	$383,214	$139,729
Liabilities and equity
Notes payable, net	$208,581	$60,836
Accounts payable and accrued liabilities	7,101	3,885
Due to affiliates	812	2,356
Distributions payable	274	—
Below-market leases, net	949	—
Other liabilities	3,408	818
Total liabilities	221,125	67,895
Commitments and contingencies (Note 14)
Redeemable common stock	2,121	1,092
Equity
KBS Strategic Opportunity REIT II, Inc. stockholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Class A common stock, $.01 par value; 500,000,000 shares authorized, 14,074,793 and 9,619,143 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	140	96
Class T common stock, $.01 par value per share; 500,000,000 shares authorized, 6,046,591 and none issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	61	—
Additional paid-in capital	176,021	79,622
Cumulative distributions and net losses	(27,817)	(13,266)
Accumulated other comprehensive loss	(111)	—
Total KBS Strategic Opportunity REIT II, Inc. stockholders’ equity	148,294	66,452
Noncontrolling interests	11,674	4,290
Total equity	159,968	70,742
Total liabilities and equity	$383,214	$139,729
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2016	2015	2014
Revenues:
Hotel revenues	$24,807	$16,602	$58
Office revenues	5,224	33	—
Apartment revenues	890	—	—
Interest income from real estate loans receivable	399	390	126
Total revenues	31,320	17,025	184
Expenses:
Hotel expenses	17,592	11,594	46
Office expenses	1,378	7	—
Apartment expenses	353	—	—
Asset management fees to affiliate	1,340	380	13
Real estate acquisition fees and expenses to affiliate	3,759	995	555
Real estate acquisition fees and expenses	946	1,253	1,016
General and administrative expenses	2,503	2,427	1,095
Depreciation and amortization	7,848	1,171	3
Interest expense	3,797	1,199	29
Total expenses	39,516	19,026	2,757
Other income:
Other interest income	227	52	4
Equity in income of unconsolidated entity	80	—	—
Casualty-related income, net	1,394	—	—
Total other income	1,701	52	4
Net loss	(6,495)	(1,949)	(2,569)
Net loss (income) attributable to noncontrolling interest	5	(107)	113
Net loss attributable to common stockholders	$(6,490)	$(2,056)	$(2,456)

Class A Common Stock:
Net loss attributable to common stockholders	$(5,639)	$(2,002)	$(2,351)
Net loss per common share, basic and diluted	$(0.42)	$(0.29)	$(0.85)
Weighted-average number of common shares outstanding, basic and diluted	13,335,767	6,965,968	2,764,055

Class T Common Stock:
Net loss attributable to common stockholders	$(851)	$(54)	$(105)
Net loss per common share, basic and diluted	$(0.43)	$(0.44)	$(0.85)
Weighted-average number of common shares outstanding, basic and diluted	1,992,089	123,982	123,982
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,
	2016	2015	2014
Net loss	$(6,495)	$(1,949)	$(2,569)
Other comprehensive loss:
Foreign currency translation loss	(111)	—	—
Total other comprehensive loss	(111)	—	—
Total comprehensive loss	(6,606)	(1,949)	(2,569)
Total comprehensive loss (income) attributable to noncontrolling interests	5	(107)	113
Total comprehensive loss attributable to common stockholders	$(6,601)	$(2,056)	$(2,456)
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(dollars in thousands)

	Common Stock				Additional Paid-in Capital	Cumulative Distributions and Net Losses	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
	Class A		Class T
	Shares	Amounts	Shares	Amounts
Balance, December 31, 2013	83,295	$1	—	$—	$153	$(71)	—	$83	$—	$83
Issuance of common stock	3,810,517	38	—	—	33,696	—	—	33,734	—	33,734
Commissions on stock sales and related dealer manager fees to affiliate	—	—	—	—	(1,899)	—	—	(1,899)	—	(1,899)
Other offering costs	—	—	—	—	(461)	—	—	(461)	—	(461)
Net loss	—	—	—	—	—	(2,456)	—	(2,456)	(113)	(2,569)
Noncontrolling interest contribution	—	—	—	—	—	—	—	—	1,770	1,770
Balance, December 31, 2014	3,893,812	$39	—	$—	$31,489	$(2,527)	$—	$29,001	$1,657	$30,658
Issuance of common stock	4,959,727	49	—	—	48,924	—	—	48,973	—	48,973
Transfers to redeemable common stock	—	—	—	—	(1,092)	—	—	(1,092)	—	(1,092)
Stock distribution declared	765,604	8	—	—	7,648	(7,656)	—	—	—	—
Distributions declared	—	—	—	—	—	(1,027)	—	(1,027)	—	(1,027)
Sales commissions and dealer manager fees to affiliate	—	—	—	—	(4,055)	—	—	(4,055)	—	(4,055)
Other offering costs	—	—	—	—	(3,292)	—	—	(3,292)	—	(3,292)
Net (loss) income	—	—	—	—	—	(2,056)	—	(2,056)	107	(1,949)
Noncontrolling interest contributions	—	—	—	—	—	—	—	—	2,532	2,532
Distribution to noncontrolling interest	—	—	—	—	—	—	—	—	(6)	(6)
Balance, December 31, 2015	9,619,143	$96	—	$—	$79,622	$(13,266)	$—	$66,452	$4,290	$70,742
Net loss	—	—	—	—	—	(6,490)	—	(6,490)	(5)	(6,495)
Other comprehensive loss	—	—	—	—	—	—	(111)	(111)	—	(111)
Issuance of common stock	4,104,345	41	5,955,697	60	97,308	—	—	97,409	—	97,409
Stock distribution declared	422,829	4	90,894	1	5,095	(5,100)	—	—	—	—
Redemptions of common stock	(71,524)	(1)	—	—	(590)	—	—	(591)	—	(591)
Transfers to redeemable common stock	—	—	—	—	(1,029)	—	—	(1,029)	—	(1,029)
Distributions declared	—	—	—	—	—	(2,961)	—	(2,961)	—	(2,961)
Commissions on stock sales, dealer manager fees and stockholder servicing fees to affiliate	—	—	—	—	(6,213)	—	—	(6,213)	—	(6,213)
Reduction of other offering costs	—	—	—	—	1,828	—	—	1,828	—	1,828
Noncontrolling interests contributions	—	—	—	—	—	—	—	—	7,389	7,389
Balance, December 31, 2016	14,074,793	$140	6,046,591	$61	$176,021	$(27,817)	$(111)	$148,294	$11,674	$159,968
See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2016	2015	2014
Cash Flows from Operating Activities:
Net loss	$(6,495)	$(1,949)	$(2,569)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities
Equity in income of unconsolidated entity	(80)	—	—
Distribution of earnings from unconsolidated joint venture	80	—	—
Loss due to property damages	3,257	—	—
Casualty-related income, net	(1,394)	—	—
Depreciation and amortization	7,848	1,171	3
Noncash interest income on real estate-related investment	(70)	(62)	(19)
Deferred rents	(293)	—	—
Amortization of above- and below-market leases, net	(480)	1	—
Amortization of deferred financing costs	565	240	1
Unrealized loss on derivative instrument	97	71	23
Changes in operating assets and liabilities:
Rents and other receivables	(1,784)	(249)	(62)
Prepaid expenses and other assets	(7,322)	10	(549)
Accounts payable and accrued liabilities	4,289	1,655	454
Due to affiliates	(97)	(565)	617
Other liabilities	2,583	111	707
Net cash provided by (used in) operating activities	704	434	(1,394)
Cash Flows from Investing Activities:
Acquisitions of real estate	(203,982)	(63,995)	(40,067)
Improvements to real estate	(16,933)	(5,357)	—
Payments for construction in progress	(51)	—	—
Investment in unconsolidated entity	(2,495)	—	—
Investment in real estate loan receivable	—	—	(3,291)
Insurance proceeds received for property damages	1,880	—	—
Purchase of interest rate cap	(147)	(40)	—
Franchise fee agreement	—	(75)	—
Net cash used in investing activities	(221,728)	(69,467)	(43,358)
Cash Flows from Financing Activities:
Proceeds from note payable	150,250	35,760	26,000
Payments of deferred financing costs	(3,127)	(509)	(646)
Other financing costs	—	—	(99)
Proceeds from issuance of common stock	95,779	48,381	33,734
Payments to redeem common stock	(591)	—	—
Payments of commissions on stock sales, dealer manager fees and stockholder servicing fees	(5,839)	(4,055)	(1,899)
Payments of other offering costs	(20)	(1,070)	(1,020)
Distributions paid	(1,057)	(435)	—
Noncontrolling interest contributions	7,389	2,532	1,770
Distributions to noncontrolling interest	—	(6)	—
Net cash provided by financing activities	242,784	80,598	57,840
Net increase in cash, cash equivalents and restricted cash	21,760	11,565	13,088
Cash, cash equivalents and restricted cash, beginning of period	25,366	13,801	713
Cash, cash equivalents and restricted cash, end of period	$47,126	$25,366	$13,801
Supplemental Disclosure of Cash Flow Information:
Interest paid, net of capitalized interest of $386, $0 and $0 for the years ended December 31, 2016, 2015 and 2014, respectively	$2,479	$779	$—
Supplemental Disclosure of Noncash Investing and Financing Activities:
Distributions paid to common stockholders through common stock issuances pursuant to the dividend reinvestment plan	$1,630	$592	$—
Increase in accrued improvements to real estate	$—	$1,766	$—
Increase in other offering costs due to affiliates	$374	$2,222	$—
Reversal of accrued organization and offering expenses due to affiliates	$(2,222)	$—	$—
Increase in stockholder servicing fees due to affiliate	$374	$—	$—
Stock dividends issued	$5,100	$7,656	$—
Increase in distributions payable	$274	$—	$—
Foreign currency translation loss on investment in unconsolidated entity	$111	$—	$—
Increase in construction in progress interest payable	$172	$—	$—

See accompanying notes to consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

1.	ORGANIZATION
KBS Strategic Opportunity REIT II, Inc. (the “Company”) was formed on February 6, 2013 as a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2014 and intends to continue to operate in such a manner. The Company’s business is conducted through KBS Strategic Opportunity Limited Partnership II (the “Operating Partnership”), a Delaware limited partnership formed on February 7, 2013. The Company is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Strategic Opportunity Holdings II LLC (“REIT Holdings”), a Delaware limited liability company formed on February 7, 2013, owns the remaining 99.9% partnership interest in the Operating Partnership and is the sole limited partner. The Company is the sole member and manager of REIT Holdings. The Company has three wholly owned taxable REIT subsidiaries (“TRS”), two of which lease the Company’s hotel properties and in turn contract with independent hotel management companies that manage the day-to-day operations of the Company’s hotels; the third consolidates the Company's wholly owned TRSs.  The Company’s TRSs are subject to federal and state income tax at regular corporate tax rates.
Subject to certain restrictions and limitations, the business of the Company has been externally managed by KBS Capital Advisors LLC (the “Advisor”), an affiliate of the Company, since July 2013 pursuant to an advisory agreement (the “Advisory Agreement”). The Advisor conducts the Company’s operations and manages its portfolio of real estate loans, opportunistic real estate and other real estate-related investments. The Advisor has entered into a sub-advisory agreement with STAM, a real estate operating company to provide real estate acquisition and portfolio management services to the Advisor in connection with any investments the Company may make in value-added real estate, distressed debt, and real estate-related investments in Europe. On July 3, 2013, the Company issued 21,739 shares of its common stock to the Advisor at a purchase price of $9.20 per share.
The Company expects to invest in and manage a diverse portfolio of opportunistic real estate, real estate-related loans, real estate-related debt securities and other real estate-related investments located in the United States and Europe. Such investments may include the acquisition of distressed debt, the origination and acquisition of mortgage, mezzanine, bridge and other real estate-related loans, investment in opportunistic real estate and investments in real estate-related debt securities such as residential and commercial mortgage-backed securities and collateralized debt obligations. The Company may also invest in entities that make similar investments. As of December 31, 2016, the Company had invested in two hotel properties, two office properties, one apartment building, an investment in an unconsolidated entity and one first mortgage loan. Additionally, as of December 31, 2016, the Company had entered into a joint venture to develop one retail property, which is currently under construction.
From July 3, 2013 to August 11, 2014, the Company conducted a private placement offering (the “Private Offering”) exempt from registration under Regulation D of the Securities Act of 1933, as amended (the “Act”). The Company sold 3,619,851 shares of common stock for gross offering proceeds of $32.2 million in the Private Offering.
On November 14, 2013, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of 180,000,000 shares of common stock for sale to the public (the “Public Offering”), of which 100,000,000 shares were registered in a primary offering and 80,000,000 shares were registered to be sold under the Company’s dividend reinvestment plan. The SEC declared the Company’s registration statement effective on August 12, 2014. On February 11, 2016, the Company filed an amended registration statement on Form S-11 with the SEC to offer a second class of common stock designated as Class T shares and to designate its initially offered and outstanding common stock as Class A shares. Pursuant to the amended registration statement, the Company is offering to sell any combination of Class A and Class T shares in the Public Offering but in no event may the Company sell more than 180,000,000 of shares of its common stock pursuant to the Public Offering. The Company commenced offering Class T shares of common stock for sale to the public on February 17, 2016.  KBS Capital Markets Group LLC (the “Dealer Manager”), an affiliate of the Advisor, serves as the dealer manager of the Public Offering pursuant to a dealer manager agreement originally dated August 12, 2014 and amended and restated February 17, 2016 (the “Dealer Manager Agreement”). Previously the Dealer Manager served as dealer manager for the Private Offering. The Dealer Manager is responsible for marketing the Company’s shares.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

On January 7, 2015, the Company broke escrow in the Public Offering and through December 31, 2016, the Company had sold 9,064,072 and 5,955,697 shares of Class A and Class T common stock in the Public Offering, respectively, for gross aggregate offering proceeds of $146.4 million, including 208,880 and 26,106 shares of Class A and Class T common stock under its dividend reinvestment plan, respectively, for aggregate gross offering proceeds of $2.2 million. Also as of December 31, 2016, the Company had redeemed 71,524 shares of Class A common stock for $0.6 million.
On each of April 2, 2014 and July 31, 2014, the Company issued 120,106 shares of Class A common stock to Willowbrook Capital Group LLC, an entity owned and controlled by Keith D. Hall, one of the Company’s directors and the Company’s Chief Executive Officer, and Peter McMillan III, also one of the Company’s directors and the Company’s President, for $1.0 million. The Company issued these shares of common stock in a private transaction exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of the Company, REIT Holdings, the Operating Partnership and their direct and indirect wholly owned subsidiaries and joint ventures in which the Company has a controlling interest. All significant intercompany balances and transactions are eliminated in consolidation.
The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates.
Reclassifications
Certain amounts in the Company’s prior period consolidated financial statements have been reclassified to conform to the current period presentation.  These reclassifications have not changed the results of operations of prior periods. During the year ended December 31, 2016, the Company elected to early adopt ASU No. 2016-18 (as defined below).  As a result, the Company no longer presents the changes within restricted cash in the consolidated statements of cash flows.  Instead, restricted cash is included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the consolidated statements of cash flows.
Revenue Recognition
Hotel
The Company’s hotel revenues are comprised of hotel operating revenues, such as room, food and beverage, and revenue from other hotel income (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from the Company's guests, as earned. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by the Company. All revenues are recorded on an accrual basis, as earned.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Real Estate - Office and Apartment
The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant’s rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
We lease apartment units under operating leases with terms generally of one year or less. Generally, credit investigations will be performed for prospective residents and security deposits will be obtained. We recognize rental revenue, net of concessions, on a straight-line basis over the term of the lease, when collectibility is reasonably assured.
The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on the Company’s real estate loans receivable is recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. The Company places loans on non-accrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on non-accrual status, the Company reserves for any unpaid accrued interest and generally does not recognize subsequent interest income until cash is received, or the loan returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest, according to the contractual terms of the loan, is probable.
The Company generally recognizes income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. The Company considers the collectibility of the loan’s principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.
Cash and Cash Equivalents
The Company recognizes interest income on its cash and cash equivalents as it is earned and records such amounts as other interest income.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Real Estate
Depreciation and Amortization
Real estate costs related to the acquisition and improvement of properties are capitalized and amortized over the expected useful life of the asset on a straight-line basis. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset to determine its appropriate useful life. Expenditures for tenant improvements are capitalized and amortized over the shorter of the tenant’s lease term or expected useful life. The Company anticipates the estimated useful lives of its assets by class to be generally as follows:

Buildings	25-40 years
Building Improvements	10-25 years
Tenant Improvements	Shorter of lease term or expected useful life
Tenant Origination and Absorption Costs	Remaining term of related leases, including below-market renewal periods
Real Estate Subsidies & Abatements	Remaining term of agreement
Furniture, fixtures & equipment	3-12 years
Real Estate Acquisition Valuation
The Company records the acquisition of income-producing real estate as a business combination. All assets acquired and liabilities assumed in a business combination are measured at their acquisition-date fair values. Acquisition costs are expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date are expensed in periods subsequent to the acquisition date. Real estate obtained in satisfaction of a loan will be recorded at the estimated fair value of the real estate or the fair value of the loan satisfied if more clearly evident. The excess of the carrying value of the loan over the fair value of the property, if any, will be charged-off against the reserve for loan losses when title to the property is obtained.
Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. Acquired in-place lease values are amortized to expense over the average remaining non-cancelable terms of the respective in-place leases, including any below-market renewal periods. Intangible assets also include the estimated value of subsidy receipts for apartments, which are recorded at a discounted present value based on estimated collectibility and are amortized on a straight-line basis over the period the amounts are expected to be collected.
The Company assesses the acquisition-date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company will amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease, including any below-market renewal periods.
The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.
The Company amortizes the value of tenant origination and absorption costs to depreciation and amortization expense over the remaining non-cancelable term of each respective lease.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Subsequent to the acquisition of a property, the Company may incur and capitalize costs necessary to get the property ready for its intended use.  During that time, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income.
Direct investments in undeveloped land or properties without leases in place at the time of acquisition will be accounted for as an asset acquisition and not as a business combination.  Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition. Additionally, during the time in which the Company is incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.
Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets and liabilities may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets and liabilities may not be recoverable, the Company assesses the recoverability by estimating whether the Company will recover the carrying value of the real estate and related intangible assets and liabilities through its undiscounted future cash flows and its eventual disposition. If, based on this analysis, the Company does not believe that it will be able to recover the carrying value of the real estate and related intangible assets and liabilities, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets and liabilities. The Company did not record any impairment losses on its real estate and related intangible assets during the years ended December 31, 2016, 2015 and 2014.
Projecting future cash flows involves estimating expected future operating income and expenses related to the real estate and its related intangible assets and liabilities as well as market and other trends. Using inappropriate assumptions to estimate cash flows could result in incorrect fair values of the real estate and its related intangible assets and liabilities and could result in the overstatement of the carrying values of the Company’s real estate and related intangible assets and liabilities and an overstatement of its net income.
Insurance Proceeds for Property Damages
The Company maintains an insurance policy that provides coverage for property damages and business interruption. Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries is probable. Losses, which are reduced by the related probable insurance recoveries, are recorded as casualty-related income/(loss), net on the accompanying consolidated statements of operations. Anticipated proceeds in excess of recognized losses would be considered a gain contingency and recognized when the contingency related to the insurance claim has been resolved. Anticipated recoveries for lost revenue due to property damages are also considered to be a gain contingency and recognized when the contingency related to the insurance claim has been resolved.
Construction in Progress
Direct investments in undeveloped land or properties without leases in place at the time of acquisition are accounted for as an asset acquisition and not as a business combination.  Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition.  Additionally, during the time in which the Company is incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized. Once construction in progress is substantially completed, the amounts capitalized to construction in progress are transferred to land and buildings and improvements and are depreciated over their respective useful lives.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Real Estate Loans Receivable and Loan Loss Reserves
The Company’s real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent and collection of principal and interest is not assured. If a loan is deemed to be impaired, the Company will record a loan loss reserve and a provision for loan losses to recognize impairment.
A reserve for loan losses is a valuation allowance that reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. Reserve for loan losses will be adjusted through “Provision for loan losses” on the Company’s consolidated statements of operations and decreased by charge-offs to specific loans when losses are confirmed.
The Company will consider a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. If the Company purchases a loan at a discount to face value and at the acquisition date the Company expects to collect less than the contractual amounts due under the terms of the loan based, at least in part, on the Company’s assessment of the credit quality of the borrower, the Company will consider such a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts the Company estimated to be collected at the time of acquisition. The Company will also consider a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan. A reserve will be established when the present value of payments expected to be received, observable market prices, the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) or amounts expected to be received in satisfaction of a loan are lower than the carrying value of that loan.
As of December 31, 2016 and 2015, there was no loan loss reserve and the Company did not record any impairment related to its real estate loan receivable for the years ended December 31, 2016, 2015 and 2014. However, in the future, the Company may experience losses from its investment in loan receivable requiring the Company to record a loan loss reserve. Realized losses could be material and significantly exceed any recorded reserves.
Failure to recognize impairments would result in the overstatement of earnings and the carrying value of the Company’s real estate loans held for investment. Actual losses, if any, could significantly differ from estimated amounts.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value. The Company’s cash and cash equivalents balance exceeded federally insurable limits as of December 31, 2016. The Company mitigates this risk by depositing funds with a major financial institution; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. There were no restrictions on the use of the Company’s cash and cash equivalents as of December 31, 2016 and 2015.
Restricted Cash
Restricted cash is comprised of lender impound reserve accounts on the Company’s borrowings for security deposits, property taxes, insurance, debt service obligations and capital improvements and replacements.
Rents and Other Receivables
The Company periodically evaluates the collectibility of amounts due from tenants and hotel guests and will maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants and hotel guests to make required payments under the terms of lease or hotel agreements. In addition, the Company will maintain an allowance for deferred rent receivable that arises from the straight-lining of rents. The Company will exercise judgment in establishing these allowances and will consider payment history and current credit status of its tenants in developing these estimates.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Derivative Instruments
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates on its variable rate notes payable. The Company records these derivative instruments at fair value on the accompanying consolidated balance sheets. The changes in fair value for derivative instruments that are not designated as a hedge or that do not meet the hedge accounting criteria are recorded as a component of interest expense in the accompanying consolidated statements of operations. Derivative instruments designated and qualifying as a hedge of the exposure to variability in expected future cash flows or other types of forecasted transactions are considered cash flow hedges. The change in fair value of the effective portion of a derivative instrument that is designated as a cash flow hedge is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of equity.
With respect to derivative instruments designated as a hedge, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategy for undertaking various hedge transactions. This process includes designating all derivative instruments that are part of a hedging relationship to specific forecasted transactions or recognized obligations on the consolidated balance sheets. The Company also assesses and documents, both at the hedging instrument’s inception and on a quarterly basis thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting changes in cash flows associated with the respective hedged items. When the Company determines that a derivative instrument ceases to be highly effective as a hedge, or that it is probable the underlying forecasted transaction will not occur, the Company discontinues hedge accounting prospectively and reclassifies amounts recorded to accumulated other comprehensive income (loss) to earnings.
Deferred Financing Costs
Deferred financing costs represent commitment fees, loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the balance sheet as a direct deduction from the carrying value of the associated debt liability. These costs are amortized over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Deferred financing costs incurred before an associated debt liability is recognized are included in prepaid and other assets on the balance sheet. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close.
Fair Value Measurements
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

When available, the Company utilizes quoted market prices from an independent third-party source to determine fair value and classify such items in Level 1 or Level 2. In instances where the market for a financial instrument is not active, regardless of the availability of a nonbinding quoted market price, observable inputs might not be relevant and could require the Company to make a significant adjustment to derive a fair value measurement. Additionally, in an inactive market, a market price quoted from an independent third party may rely more on models with inputs based on information available only to that independent third party. When the Company determines that the market for a financial instrument owned by the Company is illiquid or when market transactions for similar instruments do not appear orderly, the Company uses several valuation sources (including internal valuations, discounted cash flow analysis and quoted market prices) and establishes a fair value by assigning weights to the various valuation sources. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach.
Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In this regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in an immediate settlement of the instrument.
The Company considers the following factors to be indicators of an inactive market: (i) there are few recent transactions, (ii) price quotations are not based on current information, (iii) price quotations vary substantially either over time or among market makers (for example, some brokered markets), (iv) indexes that previously were highly correlated with the fair values of the asset or liability are demonstrably uncorrelated with recent indications of fair value for that asset or liability, (v) there is a significant increase in implied liquidity risk premiums, yields, or performance indicators (such as delinquency rates or loss severities) for observed transactions or quoted prices when compared with the Company’s estimate of expected cash flows, considering all available market data about credit and other nonperformance risk for the asset or liability, (vi) there is a wide bid-ask spread or significant increase in the bid-ask spread, (vii) there is a significant decline or absence of a market for new issuances (that is, a primary market) for the asset or liability or similar assets or liabilities, and (viii) little information is released publicly (for example, a principal-to-principal market).
The Company considers the following factors to be indicators of non-orderly transactions: (i) there was not adequate exposure to the market for a period before the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities under current market conditions, (ii) there was a usual and customary marketing period, but the seller marketed the asset or liability to a single market participant, (iii) the seller is in or near bankruptcy or receivership (that is, distressed), or the seller was required to sell to meet regulatory or legal requirements (that is, forced), and (iv) the transaction price is an outlier when compared with other recent transactions for the same or similar assets or liabilities.
Redeemable Common Stock
On July 3, 2013, in connection with launching the Private Offering, the Company’s board of directors adopted a share redemption program that may enable stockholders to sell their shares to the Company in limited circumstances. The share redemption program has been amended and restated at various points thereafter: June 26, 2014, May 12, 2015 and February 16, 2016. The share redemption program, as amended is referred to herein as the “Share Redemption Program” and the terms of the Share Redemption Program described below are the terms of the program as currently in effect.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

There are several limitations on the Company’s ability to redeem shares under the Share Redemption Program:

•
Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined under the Share Redemption Program and collectively “Special Redemptions”), the Company may not redeem a share until the stockholder has held the share for one year.

•
During each calendar year, the Share Redemption Program limits the number of shares the Company may redeem to those that the Company could purchase with the amount of the net proceeds from the issuance of shares under the dividend reinvestment plan during the prior calendar year. Notwithstanding the foregoing, the Share Redemption Program provides up to $500,000 in additional funds to redeem a qualifying stockholder’s shares if the shares are being redeemed in connection with a Special Redemption. For purposes of determining the amount of funds available for redemption under the Share Redemption Program, redemptions for a Special Redemption are to be made first from this $500,000. The Company may increase or decrease the funding available for the redemption of shares pursuant to the program upon ten business days’ notice to the stockholders.

•	During any calendar year, the Company may redeem no more than 5% of the weighted average number of shares outstanding during the prior calendar year.

•
The Company has no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

Pursuant to the Share Redemption Program, unless the shares are being redeemed in connection with a Special Redemption, until the Company announces an estimated net asset value per share of its common stock, the price at which the Company will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the price paid to acquire the shares from the Company;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the price paid to acquire the shares from the Company; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the price paid to acquire the shares from the Company.
Notwithstanding the foregoing, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in the Company’s estimated use of proceeds table in the prospectus for the Public Offering. For each class of shares, this amount will initially equal $9.01 per share for redemptions of shares received as a result of a stock dividend.
After the Company establishes an estimated net asset value per share of its common stock and unless the shares are being redeemed in connection with a Special Redemption, the price at which the Company will redeem the shares is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated net asset value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated net asset value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated net asset value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated net asset value per share as of the applicable redemption date.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

For purposes of determining the time period a redeeming stockholder has held each share, the time period begins as of the date the stockholder acquired the shares; provided, that shares purchased by the redeeming stockholder pursuant to the Company’s dividend reinvestment plan and shares received as a stock dividend will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan shares or stock dividend shares relate. The date of the share’s original issuance by the Company is not determinative. In addition, as described above, the shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.
The terms of the Share Redemption Program with respect to Special Redemptions are as follows:

•	There is no one-year holding requirement;

•
Until the Company announces an estimated net asset value per share, the redemption price is the amount paid to acquire the shares from the Company; provided that, stock dividends will initially be redeemed at the “net investment amount” per share, which will be based on the “amount available for investment/net investment amount” percentage shown in the estimated use of proceeds table in the prospectus for the Public Offering. For each class of shares, this amount will initially equal $9.01 per share for redemptions of shares received as a result of a stock dividend; and

•	Once the Company has established an estimated net asset value per share, the redemption price would be the estimated value of the shares, as determined by the Company’s board of directors.
The board may amend, suspend or terminate the Share Redemption Program upon 30 days’ notice to stockholders, provided that the Company may increase or decrease the funding available for the redemption of shares pursuant to the share redemption program upon 10 business days’ notice.
The Company records amounts that are redeemable under the Share Redemption Program as redeemable common stock in its consolidated balance sheets because the shares are mandatorily redeemable at the option of the holder and therefore their redemption is outside the control of the Company. The maximum amount redeemable under the Company’s Share Redemption Program is limited to the number of shares the Company could redeem with the amount of the net proceeds from the sale of shares under the dividend reinvestment plan during the prior calendar year. Notwithstanding the foregoing, the Share Redemption Program provides up to $500,000 in additional funds to redeem a qualifying stockholder’s shares if the shares are being redeemed in connection with a Special Redemption. For purposes of determining the amount of funds available for redemption under the Share Redemption Program, redemptions for a Special Redemption are to be made first from this $500,000. However, because the amounts that can be redeemed is determinable and only contingent on an event that is likely to occur (e.g., the passage of time) the Company presents the net proceeds from the current year and prior year dividend reinvestment plan plus the $500,000 available for Special Redemption, net of current year redemptions, as redeemable common stock in its consolidated balance sheets.
The Company classifies as liabilities financial instruments that represent a mandatory obligation of the Company to redeem shares. The Company’s redeemable common shares are contingently redeemable at the option of the holder. When the Company determines it has a mandatory obligation to repurchase shares under the Share Redemption Program, it reclassifies such obligations from temporary equity to a liability based upon their respective settlement values.
Based on the amount of net proceeds raised from the sale of shares under the dividend reinvestment plan during 2016 and the $0.5 million set aside for stockholder’s death, qualifying disability or determination of incompetence, the Company has $2.1 million available for all redemptions in 2017, including shares that are redeemed in connection with a Special Redemption.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Related Party Transactions
Pursuant to the Advisory Agreement, Dealer Manager Agreement and the dealer manager agreement entered in connection with the Private Offering, the Company is or was obligated to pay the Advisor and the Dealer Manager specified fees upon the provision of certain services related to the Public Offering and the Private Offering, the investment of funds in real estate and real estate-related investments, management of the Company’s investments and for other services (including, but not limited to, the disposition of investments). The Company is or was also obligated to reimburse the Advisor and Dealer Manager for organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company, and the Company is obligated to reimburse the Advisor for acquisition and origination expenses and certain operating expenses incurred on behalf of the Company or incurred in connection with providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as detailed in the Advisory Agreement. See note 11, “Related Party Transactions.”
The Company records all related party fees as incurred, subject to any limitations described in the Advisory Agreement. The Company had not incurred any subordinated participation in net cash flows or subordinated incentive fees payable to the Advisor through December 31, 2016.
Selling Commissions, Dealer Manager Fees and Stockholder Servicing Fee
Prior to February 17, 2016, the Company paid the Dealer Manager up to 6.5% of the price per share of Class A common stock sold in the Private Offering and the Public Offering as a selling commission. The Dealer Manager reallowed 100% of commissions earned to participating broker-dealers. No sales commissions were paid on shares sold through the dividend reinvestment plan.  The Company paid the Dealer Manager up to 3.0% of the price per share of Class A common stock sold in the Private Offering and the Public Offering as a dealer manager fee. No dealer manager fee was payable on shares sold under the dividend reinvestment plan. From its dealer manager fee, the Dealer Manager reallowed to any participating broker-dealer up to 1.0% of the price per share of Class A common stock sold in the Private Offering and the Public Offering attributable to that participating broker-dealer as a marketing fee and in special cases the dealer manager could increase the reallowance. A reduced dealer manager fee was payable with respect to certain volume discount sales.
As of February 17, 2016, the Company pays selling commissions to the Dealer Manager in amounts up to 6.5% of the price per share of Class A common stock sold and up to 3.0% of the price per share of Class T common stock sold. Additionally, the Company pays dealer manager fees to the Dealer Manager in an amount up to 2.0% of the price per share of Class A and Class T common stock sold. The Dealer Manager reallows all selling commissions to participating broker dealers and may generally reallow (from its dealer manager fee) to any participating broker dealer up to 1.0% of the gross proceeds from the primary portion of the Public Offering attributable to that participating broker dealer as a marketing fee; in select cases up to 1.5% of the gross proceeds from the primary portion of the Public Offering may be reallowed. No selling commissions or dealer manager fees are payable on shares of common stock sold under the dividend reinvestment plan.
The Dealer Manager also receives an annual stockholder servicing fee of 1.0% of the purchase price per share (ignoring any discounts that may be available to certain categories of purchasers) of Class T common stock sold in the primary portion of the Public Offering solely to the extent there is a broker dealer of record with respect to such Class T share that has entered a currently effective selected dealer agreement or servicing agreement that provides for the payment to such broker dealer of the stockholder servicing fee with respect to such Class T share, and such broker dealer of record is in compliance with the applicable terms of such selected dealer agreement or servicing agreement related to such payment. To the extent payable, the stockholder servicing fee accrues daily and is paid monthly in arrears, and the Dealer Manager reallows 100% of the stockholder servicing fee to such broker dealer of record for services provided to Class T stockholders after the initial sale of the Class T share.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

The Company records the stockholder servicing fee as a reduction to additional paid-in capital and the related liability in an amount equal to the estimated stockholder servicing fee payable in relation to the Class T share on the date the share is issued. For each share of Class T common stock in the Primary Offering, the maximum stockholder servicing fee equals 4% of the purchase price per share (ignoring any discounts in purchase price that may be available to certain categories of purchasers). The liability is reduced over time, as the fees are paid to the Dealer Manager, or adjusted if the fees are no longer payable as a result of the occurrence of any of the following events: (i) the date at which aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the Primary Offering in which the Class T share was sold, as calculated by the Company with the assistance of the Dealer Manager after the termination of the Primary Offering in which the Class T share was sold, (ii) a listing of the Company’s common stock on a national securities exchange, (iii) a merger or other extraordinary transaction, and (iv) the date the Class T share associated with the stockholder servicing fee is no longer outstanding such as upon its redemption or the Company’s dissolution.
Acquisition and Origination Fees
The Company pays the Advisor acquisition and origination fees equal to a percentage of the cost of investments acquired or originated by the Company, or the amount to be funded by the Company to acquire or originate loans, including acquisition and origination expenses and any debt attributable to such investments plus significant capital expenditures related to the development, construction or improvement of the investment budgeted as of the date of acquisition. For investments acquired or originated with proceeds raised in the Private Offering or Public Offering on or prior to February 16, 2016, this percentage is 1.5%. For investments acquired or originated with proceeds raised in the Public Offering after February 16, 2016, this percentage is 2.6%.
The Company reimburses the Advisor or its affiliates for customary acquisition and origination expenses (including expenses relating to potential investments that do not close), such as legal fees and expenses (including fees of independent contractor in-house counsel that are not employees of the Advisor), costs of due diligence (including, as necessary, updated appraisals, surveys and environmental site assessments), travel and communication expenses, accounting fees and expenses and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate-related loans, opportunistic real estate, real estate-related debt securities and other real estate-related investments.
Asset Management Fee
The Company pays the Advisor a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the cost of its investments and (ii) 2.0% of the sum of the cost of its investments, less any debt secured by or attributable to the investments. The cost of the real property investments is calculated as the amount paid or allocated to acquire the real property, including the cost of any subsequent development, construction or improvements to the property and including fees and expenses related thereto (but excluding acquisition fees paid or payable to the Advisor). The cost of the loans and any investments other than real property is calculated as the lesser of (x) the amount actually paid or allocated to acquire or fund the loan or other investment, including fees and expenses related thereto (but excluding acquisition fees paid or payable to the Advisor) and (y) the outstanding principal amount of such loan or other investment, including fees and expenses related to the acquisition or funding of such investment (but excluding acquisition fees paid or payable to the Advisor) as of the time of calculation. In the case of investments made through joint ventures, the asset management fee is determined based on the Company’s proportionate share of the underlying investment.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Disposition Fee
For substantial assistance in connection with the sale of investments, the Company will pay the Advisor or its affiliates a percentage of the contract sales price of each loan, debt-related security, real property or other investment sold (including residential or commercial mortgage-backed securities or collateralized debt obligations issued by a subsidiary of ours as part of a securitization transaction) as a disposition fee. For dispositions with a contract sales price less than or equal to $50 million, the disposition fee will equal 1.5% of the contract sales price. For dispositions with a contract sales price greater than $50 million, the disposition fee will equal the sum of $750,000 (which amount is 1.5% of $50 million), plus 1.0% of the amount of the contract sales price in excess of $50 million. The disposition fee is determined in a per transaction basis and is not cumulative. Disposition fees may be paid, in addition to commissions paid to non-affiliates, provided that the total commissions (including such disposition fee) paid to affiliates and non-affiliates do not exceed an amount equal to the lesser of (i) 6.0% if the aggregate contract sales price or (ii) the competitive real estate commission. The Company will not pay a disposition fee upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if the Company negotiates a discounted payoff with the borrower it will pay a disposition fee and if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, it will pay a disposition fee upon the sale of such property.
Subordinated Participation in Net Cash Flows
After the Company’s common stockholders have received, together as a collective group, aggregate distributions (regardless of the source used to fund such distributions and including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their gross investment amount, which is the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock dividend which the Company subsequently repurchased) multiplied by the weighted average issue price of the shares sold in a primary offering, and (ii) a 7.0% per year cumulative, noncompounded return on such gross investment amount, the Advisor is entitled to receive 15% of the Company’s net cash flows, whether from continuing operations, net sales proceeds, net financing proceeds, or otherwise. This fee is only payable if the Company is not listed on an exchange. To the extent this fee is derived from cash flows other than net sales proceeds, this fee will count against the limit on “total operating expenses” described below.
Subordinated Incentive Fee
Upon a merger or listing of the Company’s common stock on a national securities exchange, the Advisor or its affiliates will receive an incentive fee. Upon a listing this fee will equal 15% of the amount by which (i) the market value of the Company’s outstanding stock, as defined in the Advisory Agreement, plus the total of all distributions paid by the Company to stockholders from inception until the date market value is determined (regardless of the source used to fund such distributions and including distributions that may constitute a return of capital for federal income tax purposes and excluding any stock dividend) exceeds (ii) the sum of stockholders’ gross investment amount, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock dividend which the Company subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary portion of an offering, and the amount of cash flow necessary to generate a 7.0% per year cumulative, noncompounded return on stockholders’ gross investment amount from the Company’s inception through the date the market value is determined.
Upon a merger this fee will equal 15% of the amount by which (i) the merger consideration amount plus the total of all distributions paid or declared by the Company to stockholders from inception until the closing of the merger (regardless of the source used to fund such distributions and including distributions that may constitute a return of capital for federal income tax purposes and excluding any stock dividend) exceeds (ii) the sum of stockholders’ gross investment amount, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by the total number of shares repurchased by the Company (excluding shares received as a stock dividend which the Company subsequently repurchased) multiplied by the weighted average issue price of the shares sold in the primary portion of an offering, and the amount necessary to generate a 7.0% per year cumulative, noncompounded return on the Company's stockholders’ gross investment amount from the Company's inception through the closing of the merger.
This fee will count against the limit on “total operating expenses” described below.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Foreign Currency Translation
The Company has a participating loan facility funded in Euros which is accounted for under the equity method of accounting and recorded as an investment in unconsolidated entity in the accompanying balance sheet. The Company’s reporting currency is the U.S. dollar, however the functional currency of the unconsolidated entity is the Euro. At the end of each reporting period, before determining the Company’s share of its equity investment, the results of operations of the unconsolidated entity is translated into U.S. dollars using the average currency rates of exchange in effect during the period, and the assets and the liabilities of the unconsolidated entity are translated using the currency exchange rate in effect at the end of the period. The resulting foreign currency translation adjustment is recorded as other comprehensive income (loss) on the accompanying consolidated statements of comprehensive income (loss) and consolidated statements of stockholders’ equity.
Income Taxes
The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended with its taxable year ended December 31, 2014. To continue to qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially and adversely affect the Company’s net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.
The Company’s hotel properties are leased to wholly-owned taxable REIT subsidiaries, which in turn contracts with an independent hotel management company that manages the day-to-day operations of the Company’s hotels.  Lease revenue generated from the taxable REIT subsidiary is eliminated in consolidation. During the year ended December 31, 2016, the Company’s taxable REIT subsidiaries incurred net taxable loss, resulting in $0.2 million of estimated income tax benefit included in general and administrative expenses on the accompanying consolidated statements of operations. During the year ended December 31, 2015, the Company’s taxable REIT subsidiaries incurred net taxable income, resulting in $0.2 million of estimated income tax included in general and administrative expenses on the accompanying consolidated statements of operations.
Segments
The Company has invested in opportunistic real estate investments and originated a loan secured by a non-stabilized real estate asset. In general, the Company intends to hold its investments in opportunistic real estate and other real estate-related assets for capital appreciation. Traditional performance metrics of opportunistic real estate and other real estate-related assets may not be meaningful as these investments are generally non-stabilized and do not provide a consistent stream of interest income or rental revenue. These investments exhibit similar long-term financial performance and have similar economic characteristics. These investments typically involve a higher degree of risk and do not provide a constant stream of ongoing cash flows. As a result, the Company’s management views opportunistic real estate and other real estate-related assets as similar investments. Substantially all of its revenue and net income (loss) is from opportunistic real estate and other real estate-related assets, and therefore, the Company currently aggregates its operating segments into one reportable business segment. In addition, the Company has invested in a participating loan facility secured by a portfolio of light industrial properties located in Europe. However, based on the Company's investment portfolio and future investment focus, the Company does not believe that its investment in the European asset is a reportable segment.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Per Share Data
Basic net income (loss) per share of common stock is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock issued and outstanding for each class of share outstanding during such period. Diluted net income (loss) per share of common stock equals basic net income (loss) per share of common stock as there were no potentially dilutive securities outstanding during the years ended December 31, 2016, 2015 and 2014. For the purpose of determining the weighted average number of shares outstanding, stock dividends issued are adjusted retroactively and treated as if they were issued and outstanding for all periods presented.
Commencing March 2015, the Company’s board of directors has declared and issued stock dividends on shares of the Company’s common stock through December 31, 2016 as follows:

Period	Amount Declared per Share Outstanding (1)	Total Shares Issued
2015	0.100000 shares	765,604
2016	0.035003 shares	513,723
_____________________
(1) Amount declared per share outstanding includes one-time stock dividends, quarterly dividends and monthly dividends and assumes each share was issued and outstanding for the entire periods presented. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend.
For the purpose of calculating the dollar amount of the Class A and Class T stock dividends issued, the Company used the current Class A and Class T primary offering price in the Public Offering.
Cash distributions declared per share of Class A common stock were $0.20 and $0.12 for the years ending December 31, 2016 and 2015, respectively. Cash distributions declared per share of Class T common stock were $0.12 for the year ending December 31, 2016. The declared rate of cash distributions for Class T Shares is different than the rate declared for the Class A Shares by an amount equivalent to any applicable daily stockholder servicing fees. Distributions declared per share of Class A common stock assumes each share was issued and outstanding each day that was a record date during the years ending December 31, 2016 and 2015. Distributions declared per share of Class T common stock assumes each share was issued and outstanding each day that was a record date from March 2, 2016 through December 31, 2016. Each day during the period from March 1, 2016 through March 31, 2016 was a record date for distributions. Distributions for this period were calculated based on stockholders of record each day during this period at a rate of (i) $0.00026202 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the  number of shares of common stock of such class outstanding as of the close of business on each respective record date. Each day during the period from April 1, 2016 through December 31, 2016 was a record date for distributions. Distributions for this period were calculated based on stockholders of record each day during this period at a rate of (i) $0.00052404 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the  number of shares of common stock of such class outstanding as of the close of business on each respective record date. On September 27, 2016, the Company’s board of directors declared a one-time cash distribution in the amount of $0.05 per share on the outstanding shares of all classes of common stock to stockholders of record as of the close of business on September 27, 2016. On December 10, 2015, the Company’s board of directors also declared a cash distribution in the amount of $0.12 per share of Class A common stock to stockholders of record as of the close of business on December 16, 2015. The Company paid this distribution on December 18, 2015.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

In accordance with FASB ASC Topic 260-10-45, Earnings Per Share, the Company uses the two-class method to calculate earnings per share. Basic earnings per share is calculated based on dividends declared (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends declared during the period. The undistributed earnings are allocated to all outstanding common shares based on the relative percentage of each class of shares to the total number of outstanding shares. The Company does not have any participating securities outstanding other than Class A Common Stock and Class T Common stock during the periods presented.

	Years Ended December 31,
	2016	2015	2014

Net loss attributable to common stockholders	(6,490)	(2,056)	(2,456)
Less: Class A Common Stock cash distributions declared	2,582	1,027	—
Less: Class T Common Stock cash distributions declared	377	—	—
Undistributed net loss attributable to common stockholders	$(9,449)	$(3,083)	$(2,456)

Class A Common Stock:
Undistributed net loss attributable to common stockholders	(8,221)	(3,029)	(2,351)
Class A Common Stock cash distributions declared	2,582	1,027	—
Net loss attributable to Class A common stockholders	$(5,639)	$(2,002)	$(2,351)
Net loss per common share, basic and diluted	$(0.42)	$(0.29)	$(0.85)
Weighted-average number of common shares outstanding, basic and diluted	13,335,767	6,965,968	2,764,055

Class T Common Stock:
Undistributed net loss attributable to common stockholders	$(1,228)	$(54)	$(105)
Class T Common Stock cash distributions declared	377	—	—
Net loss attributable to Class T common stockholders	$(851)	$(54)	$(105)
Net loss per common share, basic and diluted	$(0.43)	$(0.44)	$(0.85)
Weighted-average number of common shares outstanding, basic and diluted	1,992,089	123,982	123,982
Square Footage, Occupancy and Other Measures
Square footage, occupancy, average revenue per available room, average daily rate and other measures including annualized base rents and annualized base rents per square foot used to describe real estate and real-estate related investments included in these Notes to Consolidated Financial Statements are presented on an unaudited basis.
Recently Issued Accounting Standards Updates
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU No. 2014-09”). ASU No. 2014-09 requires an entity to recognize the revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services.  ASU No. 2014-09 supersedes the revenue requirements in Revenue Recognition (Topic 605) and most industry-specific guidance throughout the Industry Topics of the Codification.  ASU No. 2014-09 does not apply to lease contracts within the scope of Leases (Topic 840). ASU No. 2014-09 was to be effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and is to be applied retrospectively, with early application not permitted. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU No. 2015-14”), which defers the effective date of ASU No. 2014-09 by one year. Early adoption is permitted but not before the original effective date. The Company is still evaluating the impact of adopting ASU No. 2014-09 on its financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU No. 2014-15”). The amendments in ASU No. 2014-15 require management to evaluate, for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or are available to be issued when applicable) and, if so, provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. The adoption of ASU No. 2014-15 did not have a significant impact on the Company's financial statements, although it could require additional disclosures in future periods if conditions or events exist that raise substantial doubt about the Company's ability to continue as a going concern.
In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU No. 2015-02”), which amended the existing accounting standards for consolidation under both the variable interest model and the voting model. ASU No. 2015-02 modifies the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities, eliminates the presumption that a general partner should consolidate a limited partnership and affects the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU No. 2015-02 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments in ASU No. 2015-02 using: (a) a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption; or (b) by applying the amendments retrospectively. On January 1, 2016, the Company adopted ASU No. 2015-02 and re-evaluated its consolidation analysis of its joint ventures, concluding that such adoption did not result in (a) the classification of any entities as VIEs, (b) a consolidation of entities not previously consolidated or (c) a deconsolidation of entities previously consolidated.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU No. 2016-01”).  The amendments in ASU No. 2016-01 address certain aspects of recognition, measurement, presentation and disclosure of financial instruments.  ASU No. 2016-01 primarily affects accounting for equity investments and financial liabilities where the fair value option has been elected.  ASU No. 2016-01 also requires entities to present financial assets and financial liabilities separately, grouped by measurement category and form of financial asset in the balance sheet or in the accompanying notes to the financial statements.  ASU No. 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years.  Early application is permitted for financial statements that have not been previously issued.  The Company does not expect the adoption of ASU No. 2016-01 to have a significant impact on its financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU No. 2016-02”). The amendments in ASU No. 2016-02 change the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU No. 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption of ASU No. 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting the new leases standard on its consolidated financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments (“ASU No. 2016-13”).  ASU No. 2016-13 affects entities holding financial assets and net investments in leases that are not accounted for at fair value through net income.  The amendments in ASU No. 2016-13 require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected.  The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset.  ASU No. 2016-13 also amends the impairment model for available-for-sale securities.  An entity will recognize an allowance for credit losses on available-for-sale debt securities as a contra-account to the amortized cost basis rather than as a direct reduction of the amortized cost basis of the investment, as is currently required.   ASU No. 2016-13 also requires new disclosures.  For financial assets measured at amortized cost, an entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes.  For financing receivables and net investments in leases measured at amortized cost, an entity will be required to further disaggregate the information it currently discloses about the credit quality of these assets by year of the asset’s origination for as many as five annual periods. For available for sale securities, an entity will be required to provide a roll-forward of the allowance for credit losses and an aging analysis for securities that are past due.  ASU No. 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years.  Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The Company is still evaluating the impact of adopting ASU No. 2016-13 on its financial statements, but does not expect the adoption of ASU No. 2016-13 to have a material impact on its financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU No. 2016-15”).  ASU No. 2016-15 is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows.  The amendments in ASU No. 2016-15 provide guidance on eight specific cash flow issues, including the following that are or may be relevant to the Company: (a) Cash payments for debt prepayment or debt extinguishment costs should be classified as cash outflows for financing activities; (b) Cash payments relating to contingent consideration made soon after an acquisition’s consummation date (i.e., approximately three months or less) should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments made in excess of the amount of the original contingent consideration liability should be classified as cash outflows for operating activities; (c) Cash payments received from the settlement of insurance claims should be classified on the basis of the nature of the loss (or each component loss, if an entity receives a lump-sum settlement); (d) Relating to distributions received from equity method investments, ASU No. 2016-15 provides an accounting policy election for classifying distributions received from equity method investments. Such amounts can be classified using a (1) cumulative earnings approach, or (2) nature of distribution approach. Under the cumulative earnings approach, an investor would compare the distributions received to its cumulative equity method earnings since inception.  Any distributions received up to the amount of cumulative equity earnings would be considered a return on investment and classified in operating activities. Any excess distributions would be considered a return of investment and classified in investing activities. Alternatively, an investor can choose to classify the distributions based on the nature of activities of the investee that generated the distribution. If the necessary information is subsequently not available for an investee to determine the nature of the activities, the entity should use the cumulative earnings approach for that investee and report a change in accounting principle on a retrospective basis; (e) In the absence of specific guidance, an entity should classify each separately identifiable cash source and use on the basis of the nature of the underlying cash flows. For cash flows with aspects of more than one class that cannot be separated, the classification should be based on the activity that is likely to be the predominant source or use of cash flow.  ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted, including adoption in an interim period.  The Company is still evaluating the impact of adopting ASU No. 2016-15 on its financial statements, but does not expect the adoption of ASU No. 2016-15 to have a material impact to its financial statements.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU No. 2016-18”). ASU No. 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, restricted cash and restricted cash equivalents.  Therefore, amounts generally described as restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.  ASU No. 2016-18 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. The Company elected to early adopt ASU No. 2016-18 for the reporting period ending December 31, 2016 and was applied retrospectively. As a result of adoption of ASU No. 2016-18, the Company no longer presents the changes within restricted cash in the consolidated statements of cash flows.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU No. 2017-01”) to add guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  ASU No. 2017-01 provides a screen to determine when an integrated set of assets and activities (collectively referred to as a “set”) is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business.  If the screen is not met, ASU No. 2017-01 (1) requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements.  ASU No. 2017-01 provides a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs.  Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the FASB has developed more stringent criteria for sets without outputs.  ASU No. 2017-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years.  Early adoption is permitted.  The amendments can be applied to transactions occurring before the guidance was issued (January 5, 2017) as long as the applicable financial statements have not been issued.  The Company elected to early adopt ASU No. 2017-01 for the reporting period beginning January 1, 2017.  As a result of adoption of ASU No. 2017-01, the Company’s acquisitions of investment properties beginning January 1, 2017 could qualify as an asset acquisition (as opposed to a business combination).  Therefore, transaction costs associated with asset acquisitions will be capitalized, while these costs associated with business combinations will continue to be expensed as incurred.

3.	RECENT ACQUISITIONS OF REAL ESTATE
During the year ended December 31, 2016, the Company acquired the following properties (in thousands):

						Intangibles
Property Name	City	State	Acquisition Date	Land	Building and Improvements	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities	Other Intangible Assets	Total Purchase Price
Lincoln Court	Campbell	CA	05/20/2016	$14,706	$33,356	$4,724	$—	$(1,445)	$—	$51,341
Lofts at NoHo Commons	North Hollywood	CA	11/16/2016	26,222	72,651	1,099	—	—	2,528	102,500
				$40,928	$106,007	$5,823	$—	$(1,445)	$2,528	$153,841
The intangible assets and liabilities acquired in connection with these acquisitions have weighted-average amortization periods as of the date of acquisition as follows (in years):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
Lincoln Court	3.7	—	2.1
Lofts at NoHo Commons	0.5	—	—
During the year ended December 31, 2016, the Company recorded unamortized housing subsidy intangible asset which is included in prepaid expenses and other assets in the accompanying balance sheets, of $2.5 million. The housing subsidy intangible asset is amortized over 31.8 years.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

During the year ended December 31, 2016, the Company recorded each real estate acquisition above as a business combination, and expensed $4.7 million of acquisition costs. For the year ended December 31, 2016, the Company recognized $4.9 million of total revenues and $2.3 million of operating expenses from these properties.
Investment in 210 West 31st Street
On December 1, 2016, the Company, through a joint venture (the “210 West 31st Street Joint Venture”) between the Company’s indirect wholly owned subsidiary and Onyx 31 Street LLC (the “210 West 31st Street JV Partner”), acquired a leasehold interest in 210 West 31st Street, New York, New York (“210 West 31st Street”).  The leasehold interest for 210 West 31st Street expires on January 31, 2114.  Neither the 210 West 31st Street JV Partner nor the seller is affiliated with the Company or the Advisor.
The Company owns an 80% equity interest in the 210 West 31st Street Joint Venture and exercises control and therefore consolidates the 210 West 31st Street Joint Venture in its financial statements. Income, losses and distributions are generally allocated based on the members’ respective equity interests, subject to adjustments based on certain performance thresholds set forth in the joint venture agreement. Additionally, in certain circumstances described in the joint venture agreement, the Company and the 210 West 31st Street JV Partner may be required to make additional capital contributions to the 210 West 31st Street Joint Venture, in proportion to the members’ respective equity interests. The Company records the portion of the 210 West 31st Street Joint Venture not owned by the Company as noncontrolling interest. The Company accounted for this investment as an asset acquisition and recorded the purchase price including acquisition fees and expenses of $50.1 million to construction in progress, included in real estate, net on the accompanying consolidated balance sheets.

4.	REAL ESTATE
As of December 31, 2016, the Company’s real estate portfolio was composed of two hotel properties, two office properties and one apartment building. In addition, the Company has entered into a joint venture to develop one retail property, which is currently under construction. The following table summarizes the Company’s real estate as of December 31, 2016 and 2015, respectively (in thousands):

	December 31, 2016	December 31, 2015
Land	$71,448	$30,493
Buildings and improvements	196,050	79,081
Construction in progress	50,452	—
Tenant origination and absorption costs	6,226	748
Other intangibles	—	244
Total real estate, cost	324,176	110,566
Accumulated depreciation and amortization	(6,853)	(593)
Total real estate, net	$317,323	$109,973

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

The following table provides summary information regarding the Company’s real estate as of December 31, 2016 (in thousands):

Property	Date Acquired	City	State	Property Type	Land	Building and Improvements (1)	Tenant Origination and Absorption	Total Real Estate, at Cost	Accumulated Depreciation and Amortization	Total Real Estate, Net	Ownership %
Springmaid Beach Resort	12/30/2014	Myrtle Beach	SC	Hotel	$27,438	$28,108	$—	$55,546	$(2,028)	$53,518	90.0%
Q&C Hotel	12/17/2015	New Orleans	LA	Hotel	1,232	51,126	—	52,358	(1,835)	50,523	90.0%
2200 Paseo Verde	12/23/2015	Henderson	NV	Office	1,850	10,693	603	13,146	(533)	12,613	100.0%
Lincoln Court	05/20/2016	Campbell	CA	Office	14,706	33,458	4,524	52,688	(1,947)	50,741	100.0%
Lofts at NoHo Commons	11/16/2016	North Hollywood	CA	Apartment	26,222	72,665	1,099	99,986	(510)	99,476	90.0%
210 West 31st Street (2)	12/01/2016	New York	NY	Retail	—	50,452	—	50,452	—	50,452	80.0%
					$71,448	$246,502	$6,226	$324,176	$(6,853)	$317,323
_____________________
(1) Building and improvements includes construction in progress.
(2) The Company acquired the rights to a leasehold interest with respect to this property. The leasehold interest expires January 31, 2114.
Hotel Properties
As of December 31, 2016, the Company owned two hotel properties. The following table provides detail information regarding the Company's hotel revenues and expenses for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Hotel revenues:
Room	$18,208	$11,130	$46
Food, beverage and convention services	3,164	2,413	2
Campground	1,081	1,031	5
Other	2,354	2,028	5
Hotel revenues	$24,807	$16,602	$58

Hotel expenses:
Room	$4,782	$2,693	$8
Food, beverage and convention services	2,905	1,880	3
General and administrative	2,297	1,412	5
Sales and marketing	1,768	896	4
Repairs and maintenance	1,765	1,453	7
Utilities	974	854	5
Property taxes and insurance	1,435	990	7
Other	1,666	1,416	7
Hotel expenses	$17,592	$11,594	$46

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Springmaid Beach Resort
During the year ended December 31, 2016, Springmaid Beach Resort sustained significant damage from Hurricane Matthew in October 2016. Rooms have been and continue to be offline as of March 21, 2017. The pier was destroyed and certain restaurants and stores have been closed. The Company’s insurance policy provides coverage for property damage and business interruption subject to a deductible of up to 3% of replacement cost per incident. Based on management’s estimates, the Company recognized an estimated aggregate loss for the damaged assets' net book value of $3.7 million during the year ended December 31, 2016, which was reduced by $3.7 million of estimated insurance recovery since the Company determined that it was probable of receipt. While the Company's insurance recovery is subject to a deductible, the Company did not recognize a loss as the estimated insurance recovery based on fair value (or replacement cost) exceeds the net book value of the damaged assets plus the deductible amount, which is estimated to be approximately $2.5 million. During the year ended December 31, 2016, the Company recorded a gain for casualty-related income, net on the accompanying consolidated statements of operations, which relates to the damages sustained on the pier. The net book value of the pier was $0.3 million and the Company received $1.9 million from the insurance company for damages sustained at the pier as of December 31, 2016.
Repair and cleanup costs incurred during the year ended December 31, 2016 of $2.9 million have been reduced by the estimated insurance recovery of $2.7 million, and are classified in “casualty-related income, net” on the consolidated statements of operations. There were $0.2 million of repair and cleanup costs at the property not estimated to be recovered from insurance proceeds as the estimated loss on the buildings was less than the related deductible and reduced the gain for casualty-related income, net on the accompanying consolidated statements of operations.
As of December 31, 2016, the Company recorded a receivable of $6.2 million for estimated insurance recoveries as prepaid expenses and other assets on the accompanying consolidated balance sheets related to the damages mentioned above. Subsequent to December 31, 2016 and through the date the consolidated financial statements are issued, the Company received $2.0 million of the estimated insurance recovery.
To the extent that insurance proceeds ultimately exceed the difference between replacement cost and net book value of the impaired assets, the post-hurricane costs incurred, and/or business interruption losses recognized, the excess will be reflected as income in the period those amounts are received or when receipt is deemed probable to occur.
Office Properties
As of December 31, 2016 , the Company owned two office properties encompassing in the aggregate 183,347 rentable square feet which were 87% occupied. The following table provides detailed information regarding the Company's office revenues and expenses for the years ended December 31, 2016 and 2015 (in thousands):

	For the Years Ended December 31,
	2016	2015
Office revenues:
Rental income	$4,985	$32
Tenant reimbursements and other income	239	1
Office revenues	$5,224	$33

Office expenses:
Operating, maintenance, and management	$879	$5
Real estate taxes and insurance	499	2
Office expenses	$1,378	$7

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Operating Leases
The Company’s office properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2016, the lease had remaining terms, excluding options to extend, of up to 8.3 years with a weighted-average remaining term of 2.5 years. Some of the leases may have provisions to extend the term of the lease, options for early termination for all or a part of the leased premises after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from the tenant in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective lease and the creditworthiness of the tenant, but generally is not a significant amount. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash related to office tenant leases are included in other liabilities in the accompanying consolidated balance sheets and totaled $0.7 million and $0.1 million as of December 31, 2016 and 2015, respectively.
As of December 31, 2016, the future minimum rental income from the Company’s office properties under its non-cancelable operating leases was as follows (in thousands):

2017	$5,369
2018	4,247
2019	2,964
2020	1,582
2021	854
Thereafter	1,650
$16,666
Apartment Property
As of December 31, 2016 , the Company owned one apartment property with 292 units which was 89% occupied. The following table provides detailed information regarding the Company's apartment revenues and expenses for the year ended December 31, 2016 (in thousands):

Apartment revenues:
Rental income	$853
Tenant reimbursements and other income	37
Apartment revenues	$890

Apartment expenses:
Operating, maintenance, and management	$174
Real estate taxes and insurance	179
Apartment expenses	$353

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

5.	TENANT ORIGINATION AND ABSORPTION COSTS, ABOVE-MARKET LEASE ASSETS AND BELOW-MARKET LEASE LIABILITIES
As of December 31, 2016 and 2015, the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities (excluding fully amortized assets and liabilities and accumulated amortization) were as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Cost	$6,226	$748	$27	$38	$(1,445)	$—
Accumulated Amortization	(1,278)	(11)	(6)	(1)	496	—
Net Amount	$4,948	$737	$21	$37	$(949)	$—
Increases (decreases) in net income as a result of amortization of the Company’s tenant origination and absorption costs, above-market lease assets and below-market lease liabilities for the years ended December 31, 2016 and 2015 are as follows (in thousands):

	Tenant Origination and Absorption Costs		Above-Market Lease Assets		Below-Market Lease Liabilities
	For the Years Ended December 31,		For the Years Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015	2016	2015
Amortization	$(1,611)	$(11)	$(16)	$(1)	$496	$—
The remaining unamortized balance for these outstanding intangible assets and liabilities as of December 31, 2016 will be amortized for the years ending December 31 as follows (in thousands):

	Tenant Origination and Absorption Costs	Above-Market Lease Assets	Below-Market Lease Liabilities
2017	$(2,650)	$(6)	$590
2018	(1,045)	(6)	326
2019	(604)	(6)	32
2020	(272)	(3)	1
2021	(110)	—	—
Thereafter	(267)	—	—
	$(4,948)	$(21)	$949
Weighted-Average Remaining Amortization Period	2.9 years	3.4 years	1.7 years
Additionally, as of December 31, 2016, the Company had recorded unamortized housing subsidy intangible asset which is included in prepaid expenses and other assets in the accompanying balance sheets, of $2.5 million, which is amortized on a straight line basis over 31.8 years.  During the year ended December 31, 2016, the Company recorded amortization expense of $10,000, related to the housing subsidy intangible asset.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

6.	REAL ESTATE LOAN RECEIVABLE
As of December 31, 2016, the Company had originated one real estate loan receivable as follows (in thousands):

Loan Name Location of Related Property or Collateral	Date Originated	Property Type	Loan Type	Outstanding Principal Balance as of December 31, 2016	Book Value as of December 31, 2016	Book Value as of December 31, 2015 (1)	Contractual Interest Rate (2)	Annualized Effective Interest Rate (2)	Maturity Date
655 Summer Street First Mortgage
Boston, Massachusetts	09/04/2014	Office	Mortgage	$3,500	$3,442	$3,372	9.25%	11.68%	10/01/2017
_____________________
(1) Book value of the real estate loan receivable represents outstanding principal balance adjusted for unamortized origination fees and direct origination and acquisition costs.
(2) Contractual interest rate is the stated interest rate on the face of the loan. Annualized effective interest rate is calculated as the actual interest income recognized in 2016, using the interest method annualized (if applicable) and divided by the average amortized cost basis of the investment. The annualized effective interest rate and contractual interest rate presented are as of December 31, 2016.
The following summarizes the activity related to the real estate loan receivable for the year ended December 31, 2016 (in thousands):

Real estate loan receivable - December 31, 2015	$3,372
Amortization of closing costs and origination fees on real estate loan receivable	70
Real estate loan receivable - December 31, 2016	$3,442
For the years ended December 31, 2016, 2015 and 2014, interest income from the real estate loan receivable consisted of the following (in thousands):

	For the Years Ended December 31,
	2016	2015	2014
Contractual interest income	$329	$328	$107
Amortization of closing costs and origination fees, net	70	62	19
Interest income from real estate loan receivable	$399	$390	$126

7.	INVESTMENT IN UNCONSOLIDATED ENTITY
On June 28, 2016, the Company originated a participating loan facility in an amount up to €2.6 million ($2.9 million at closing). The Company funded approximately €2.1 million ($2.3 million at closing). The proceeds were used by STAM to fund a 5% general partner interest in a joint venture acquiring a portfolio of light industrial properties located throughout France. The total acquisition cost of the portfolio was approximately €95.5 million ($105.6 million at closing). Under the terms of the participating loan facility, the Company participates in the expected residual profits of the portfolio and the terms are structured in a manner such that the risks and rewards of the arrangement are similar to those associated with an investment in a real estate joint venture. Accordingly, the participating loan facility is accounted for under the equity method of accounting. In addition to the amount funded at closing, the Company also capitalized an additional $0.2 million of acquisition costs and fees. During the year ended December 31, 2016, the Company recognized $0.1 million of income with respect to this investment.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

8.	NOTES PAYABLE
As of December 31, 2016 and 2015, the Company’s notes payable consisted of the following (in thousands):

	Book Value as of December 31, 2016	Book Value as of December 31, 2015	Contractual Interest Rate (1)	Effective Interest Rate (1)	Payment Type	Maturity Date
Springmaid Beach Resort Mortgage Loan	$38,000	$26,000	One-month LIBOR + 3.00%	3.62%	Interest Only	12/30/2017
Q&C Hotel Mortgage Loan	28,330	28,330	One-month LIBOR + 3.25%	3.87%	Interest Only (2)	12/17/2018
2200 Paseo Verde Mortgage Loan	7,430	7,430	One-month LIBOR + 2.25%	2.87%	Interest Only	07/01/2017
Lincoln Court Mortgage Loan	33,500	—	One-month LIBOR + 1.75%	2.52%	Interest Only	06/01/2020
Lofts at NoHo Commons Mortgage Loan	72,100	—	One-month LIBOR + 2.66%	3.28%	Interest Only	12/01/2019
210 West 31st Street Mortgage Loan (3)	32,650	—	One-month LIBOR + 5.50%	6.12%	Interest Only	12/01/2019
Total notes payable principal outstanding	212,010	61,760
Deferred financing costs, net	(3,429)	(924)
Total notes payable, net	$208,581	$60,836
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2016. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2016 (consisting of the contractual interest rate, contractual floor rates and the effects of interest rate caps, if applicable), using interest rate indices at December 31, 2016, where applicable.
(2) Beginning February 1, 2018, monthly payments also include principal amortization payments of $55,000 per month, unless certain conditions described in the loan documents are satisfied.
(3) The 210 West 31st Street Mortgage Loan consists of a building loan agreement and an acquisition and project loan agreement for aggregate borrowings of $47.1 million, each secured by 210 West 31st Street. At closing, $32.6 million of the loan was funded and the remaining $14.5 million was available for future disbursements to be used for capital improvement costs, tenant improvement costs, leasing commissions and operating/interest shortfall, subject to certain terms and conditions contained in the loan documents.
During the years ended December 31, 2016, 2015 and 2014, the Company incurred $3.8 million, $1.2 million, and $29,000 of interest expense, respectively. Included in interest expense for the years ended December 31, 2016, 2015 and 2014, was $0.6 million, $0.2 million and $1,214, respectively, of amortization of deferred financing costs. Interest expense incurred as a result of the Company’s interest rate cap agreement was $0.1 million, $0.1 million and $23,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Additionally, during the year ended December 31, 2016, the Company capitalized $0.4 million of interest related to its redevelopment projects at Springmaid Beach Resort and 210 West 31st Street. As of December 31, 2016 and 2015, the Company’s deferred financing costs were $3.4 million and $0.9 million, net of amortization, respectively, and are included in notes payable, net on the accompanying consolidated balance sheets. As of December 31, 2016 and 2015, the Company’s interest payable was $0.7 million and $0.1 million, respectively.
The following is a schedule of maturities, including principal amortization payments, for all notes payable outstanding as of December 31, 2016 (in thousands):

2017	$45,430
2018	28,330
2019	104,750
2020	33,500
$212,010
The Company’s notes payable contain financial and non-financial debt covenants. As of December 31, 2016, the Company was in compliance with all debt covenants, except that the borrower under the Q&C Hotel Mortgage Loan was out of debt service coverage compliance. Such non-compliance does not constitute an event of default under the applicable loan agreement. After December 31, 2016, the Company amended the Q&C Hotel Mortgage Loan, which, among other changes, defers the initial debt service coverage ratio compliance date from December 31, 2016 to December 31, 2017.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

The Company’s note payable with respect to the Springmaid Beach Resort Mortgage Loan requires the Company to maintain a minimum working capital reserve in an amount sufficient to fund the working capital requirements of the Springmaid Beach Resort through the off-peak season, which amount shall be reduced by any amounts for working capital reserved by the third-party hotel operator. In addition, until certain renovations are complete, the loan documents impose a “cash trap” which restricts the use of accumulated cash from the Springmaid Beach Resort to the payment of working capital shortfalls, renovation expenditures and distributions required to satisfy the Company’s REIT requirements. The working capital reserve was included in restricted cash on the accompanying consolidated balance sheets.

9.	DERIVATIVE INSTRUMENTS
The Company enters into derivative instruments for risk management purposes to hedge its exposure to cash flow variability caused by changing interest rates. The primary goal of the Company’s risk management practices related to interest rate risk is to prevent changes in interest rates from adversely impacting the Company’s ability to achieve its investment return objectives. The Company does not enter into the derivatives for speculative purposes.
The Company enters into interest rate caps to mitigate its exposure to rising interest rates on its variable rate notes payable. The values of interest rate caps are primarily impacted by interest rates, market expectations about interest rates, and the remaining life of the instrument. In general, increases in interest rates, or anticipated increases in interest rates, will increase the value of interest rate caps. As the remaining life of an interest rate cap decreases, the value of the instrument will generally decrease towards zero.
As of December 31, 2016, the Company had three interest rate caps outstanding, which were not designated as hedging instruments. The following table summarizes the notional amount and other information related to the Company’s derivative instruments as of December 31, 2016 and 2015. The notional amount is an indication of the extent of the Company’s involvement in each instrument at that time, but does not represent exposure to credit, interest rate or market risks (dollars in thousands):

					Fair Value of Asset
Derivative Instruments	Effective Date	Maturity Date	Notional Value	Reference Rate	December 31, 2016	December 31, 2015	Balance Sheet Location
Interest Rate Cap	12/29/2014	01/01/2018	$26,000	One-month LIBOR at 3.00%	$—	$5	Prepaid expenses and other assets
Interest Rate Cap	12/15/2015	12/23/2018	$28,330	One-month LIBOR at 3.00%	6	40	Prepaid expenses and other assets
Interest Rate Cap	12/01/2016	12/01/2019	$47,110	One-month LIBOR at 3.00%	89	—	Prepaid expenses and other assets
Total Derivative Instruments not designated as hedging instruments					$95	$45
During the years ended December 31, 2016, 2015 and 2014, the Company recorded an unrealized loss of $97,000, $71,000 and $23,000, respectively, on derivative instruments, which was included in interest expense on the accompanying consolidated statements of operations.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

10.	FAIR VALUE DISCLOSURES
Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company is required to measure other non-financial and financial assets at fair value on a non-recurring basis (e.g., carrying value of impaired real estate loans receivable and long-lived assets). Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:

•	Level 1: unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities;

•
Level 2: quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3: prices or valuation techniques where little or no market data is available that requires inputs that are both significant to the fair value measurement and unobservable.
The fair value for certain financial instruments is derived using a combination of market quotes, pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of assets and liabilities for which it is practicable to estimate the fair value:
Cash and cash equivalents, restricted cash, rent and other receivables and accounts payable and accrued liabilities: These balances approximate their fair values due to the short maturities of these items.
Real estate loan receivable: The Company’s real estate loan receivable is presented in the accompanying consolidated balance sheets at its amortized cost net of recorded loan loss reserves (if any) and not at fair value. The fair value of real estate loan receivable was estimated using an internal valuation model that considered the expected cash flows for the loan, underlying collateral value (for collateral-dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.
Derivative instruments: The Company’s derivative instruments are presented at fair value on the accompanying consolidated balance sheets. The valuation of these instruments are determined using a proprietary model that utilizes observable inputs. As such, the Company classifies these inputs as Level 2 inputs. The proprietary model uses the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and volatility. The fair value of interest rate caps (floors) are determined using the market standard methodology of discounting the future expected cash payments (receipts) which would occur if variable interest rates rise above (below) the strike rate of the caps (floors). The variable interest rates used in the calculation of projected payments (receipts) on the cap (floor) are based on an expectation of future interest rates derived from observed market interest rate curves and volatilities.
Notes payable: The fair value of the Company’s notes payable are estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

The following were the face value, carrying amount and fair value of the Company’s financial instruments as of December 31, 2016 and 2015, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2016			December 31, 2015
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial asset:
Real estate loan receivable	$3,500	$3,442	$3,401	$3,500	$3,372	$3,311
Financial liability:
Notes payable	$212,010	$208,581	$211,565	$61,760	$60,836	$61,880
Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company’s estimate of value at a future date could be materially different.
As of December 31, 2016, the Company measured the following assets at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Asset derivatives - interest rate caps	$95	$—	$95	$—

11.	RELATED PARTY TRANSACTIONS
The Company has entered into the Advisory Agreement with the Advisor and dealer manager agreements with the Dealer Manager, with respect to the Private Offering and the Public Offering. These agreements entitle the Advisor and the Dealer Manager to specified fees upon the provision of certain offering-related services and the investment of funds in real estate-related investments, among other services, as well as reimbursement of organization and offering costs incurred by the Advisor and the Dealer Manager on behalf of the Company (as discussed in Note 2) and certain costs incurred by the Advisor in providing services to the Company. In addition, the Advisor is entitled to certain other fees, including an incentive fee upon achieving certain performance goals, as described in the Advisory Agreement. The Advisor also serves as the advisor for KBS Real Estate Investment Trust, Inc. (“KBS REIT I”), KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), KBS Legacy Partners Apartment REIT, Inc. (“KBS Legacy Partners Apartment REIT”), KBS Strategic Opportunity REIT, Inc. (“KBS Strategic Opportunity REIT”) and KBS Growth & Income REIT, Inc. (“KBS Growth & Income REIT”). The Dealer Manager also serves as the dealer manager for the public offering of KBS Growth & Income REIT and for the dividend reinvestment plan offerings for KBS Strategic Opportunity REIT, KBS Legacy Partners Apartment REIT and KBS REIT III.
On January 6, 2014, the Company, together with KBS REIT I, KBS REIT II, KBS REIT III, KBS Legacy Partners Apartment REIT, KBS Strategic Opportunity REIT, the Dealer Manager, the Advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the plan, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. The Advisor’s and the Dealer Manager’s portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance. In June 2015, KBS Growth & Income REIT was added to the insurance program at terms similar to those described above. The insurance program was renewed and is effective through June 30, 2017.
During the years ended December 31, 2016, 2015 and 2014, no other business transactions occurred between the Company and these other KBS-sponsored programs.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

The Advisory Agreement has a one-year term that expires August 12, 2017. The Company may terminate the Advisory Agreement on 60 days’ written notice. The Advisor in its sole discretion may defer any fee payable to it under the Advisory Agreement. All or any portion of such fee not taken may be deferred without interest and paid when the Advisor determines.
Pursuant to the terms of these agreements, summarized below are the related-party costs incurred by the Company for the years ended December 31, 2016, 2015 and 2014, respectively, and any related amounts payable as of December 31, 2016 and 2015 (in thousands):

	Incurred in the Years Ended December 31,			Payable as of December 31,
	2016	2015	2014	2016	2015
Expensed
Prepaid insurance premiums (1)	$—	$—	$132	$—	$—
Asset management fees	1,340	380	13	—	—
Reimbursable operating expenses (2)	395	238	375	37	26
Real estate acquisition fee (3)	3,759	995	555	—	108
Capitalized
Origination fees on real estate loan receivable	—	—	53	—	—
Acquisition fees (3)	1,245	—	—	27	—
Asset management fees	22	—	—	—	—
Additional Paid-in Capital
Sales commissions	3,723	2,618	1,159	—	—
Dealer manager fees	1,982	1,437	740	—	—
Stockholder servicing fees (4)	508	—	—	374	—
Reimbursable other offering costs (5)	394	3,265	397	374	2,222
	$13,368	$8,933	$3,424	$812	$2,356
_____________________
(1) Amount reflects directors and officers insurance premiums for the period from December 31, 2013 through June 30, 2015. Of this amount, $48,000 and $96,000 were recorded as insurance expense for the years ended December 31, 2015 and 2014, respectively, and included in general and administrative expenses in the statement of operations.
(2) Reimbursable operating expenses primarily consists of internal audit personnel costs, accounting software and cyber security related expenses incurred by the Advisor under the Advisory Agreement. The Company has reimbursed the Advisor for the Company’s allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. The Advisor may seek reimbursement for certain employee costs under the Advisory Agreement.  The Company has reimbursed the Advisor for the Company’s allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to the Company. These amounts totaled $385,000, $204,000 and $11,000 for the years ended December 31, 2016, 2015 and 2014, respectively, and were the only employee costs reimbursed under the Advisory Agreement for the years ended December 31, 2016, 2015 and 2014. The Company will not reimburse for employee costs in connection with services for which the Advisor earns acquisition or origination fees or disposition fees (other than reimbursement of travel and communication expenses) or for the salaries or benefits the Advisor or its affiliates may pay to the Company’s executive officers. In addition to the amounts above, the Company reimburses the Advisor for certain of the Company's direct costs incurred from third parties that were initially paid by the Advisor on behalf of the Company.
(3) Acquisition fees are expensed at the time of acquisition on real estate investments. Acquisition fees on investment in unconsolidated entities are capitalized into the cost basis of the investment. Acquisition fees on significant capital expenditures related to the development, construction or improvement of the investment budgeted as of the date of acquisition are capitalized.
(4) See Note 2, “Summary of Significant Accounting Policies - Related Party Transactions - Selling Commissions, Dealer Manager Fees and Stockholder Servicing Fee” for more information related to the selling commissions, dealer manager fees and stockholder servicing fees.
(5) See “Other Offering Costs” below.
During the year ended December 31, 2016, the Advisor reimbursed the Company $0.1 million for legal and professional fees, travel expenses and property insurance rebates.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Other Offering Costs
Organization and offering costs (other than selling commissions, dealer manager fees and the stockholder servicing fee) of the Company may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company or may be paid directly by the Company. These offering costs include all expenses incurred by the Company in connection with the Private Offering and the Public Offering. Organization costs include all expenses incurred by the Company in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company. The Company reimbursed the Dealer Manager for underwriting compensation in connection with the Private Offering. The Company also paid directly or reimbursed the Dealer Manager for due diligence expenses of broker dealers in connection with the Private Offering.
During the Private Offering, there was no limit on the amount of organization and offering costs the Company could incur. As of December 31, 2016, the Company had recorded $1.0 million of offering costs (other than selling commissions and dealer manager fees) related to the Private Offering, all of which was initially paid by the Advisor or its affiliates on behalf of the Company and subsequently reimbursed by the Company. In addition, the Company paid $1.9 million in selling commissions and dealer manager fees related to the Private Offering.
During the Public Offering, pursuant to the Advisory Agreement and the Dealer Manager Agreement, the Company is obligated to reimburse the Advisor, the Dealer Manager or their affiliates, as applicable, for organization and other offering costs paid by them on behalf of the Company, provided that no reimbursements made by the Company to the Advisor or the Dealer Manager may cause total organization and offering expenses incurred by the Company in connections with the Public Offering (including selling commissions, dealer manager fees and the stockholder servicing fee) to exceed 15% of the aggregate gross proceeds from the Public Offering as of the date of reimbursement. In addition, the Advisor and its affiliates will reimburse the Company to the extent that the organization and other offering expenses (which exclude selling commissions, dealer manager fees and stockholder servicing fees) paid directly or reimbursed by the Company in connection with the primary portion of the Public Offering, regardless of when incurred, exceed 1.0% of gross offering proceeds from the primary portion of the Public Offering. The Advisor and its affiliates will be responsible for any organization and other offering expenses related to the primary portion of the Public Offering to the extent they exceed 1.0% of gross proceeds from the primary portion of the Public Offering.
Through December 31, 2016, the Advisor and its affiliates had incurred organization and other offering costs (which exclude selling commissions, dealer manager fees and stockholder servicing fees) on the Company’s behalf in connection with the Public Offering of approximately $8.4 million. As of December 31, 2016, the Company had paid $9.8 million in selling commissions and dealer manager fees and paid and accrued $0.5 million of stockholder servicing fees. As of December 31, 2015, the Company had paid or accrued $3.3 million of other organization and offering expenses. After December 31, 2015, the Company reversed $2.2 million of accrued organization and offering expenses due to affiliates as a result of an amendment to the advisory agreement, which limits organization and other offering costs to 1.0% of gross proceeds from the primary portion of the Public Offering, as described above. As of December 31, 2016, the Company had recorded $1.5 million of other organization and offering expenses, which amounts represent the Company’s maximum liability for organization and other offering costs as of December 31, 2016 based on the 1.0% limitation described above.

12.	PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2016 and 2015. The Company acquired one office property and one apartment building during the year ended December 31, 2016, which were accounted for as a business combinations. The following unaudited pro forma information for the years ended December 31, 2016 and 2015 has been prepared to give effect to the acquisition of Lincoln Court and the Lofts at NoHo Commons as if the acquisitions had occurred on January 1, 2015. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred on this date, nor does it purport to predict the results of operations for future periods (in thousands).

	For the Years Ended December 31,
	2016	2015
Revenues	$39,349	$28,447
Depreciation and amortization	$10,391	$6,179
Net loss attributable to common stockholders	$(2,645)	$(4,261)

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

The unaudited pro forma information for the year ended December 31, 2016 was adjusted to exclude $4.7 million of acquisition costs incurred in 2016 in connection with the acquisition of Lincoln Court and the Lofts at NoHo Commons.

13.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2016 and 2015 (in thousands, except share and per share amounts):

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$4,084	$9,475	$10,592	$7,169

Class A Common Stock:
Net (loss) income attributable to common stockholders	$(2,069)	$(774)	$494	$(3,039)
Net (loss) income per common share, basic and diluted	$(0.17)	$(0.06)	$0.04	$(0.21)
Cash distributions declared per common share	$0.01	$0.05	$0.10	$0.05

Class T Common Stock:
Net (loss) income attributable to common stockholders	$(23)	$(36)	$107	$(1,150)
Net (loss) income per common share, basic and diluted	$(0.18)	$(0.09)	$0.04	$(0.23)
Cash distributions declared per common share	$—	$0.02	$0.07	$0.03

Stock dividends declared per common share - Classes A and T	0.005	0.005	0.005	0.020

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$1,800	$5,289	$7,321	$2,615

Class A Common Stock:
Net (loss) income attributable to common stockholders	$(1,218)	$819	$2,134	$(3,748)
Net (loss) income per common share, basic and diluted	$(0.22)	$0.13	$0.29	$(0.42)
Cash distributions declared per common share	$—	$—	$—	$0.12

Class T Common Stock:
Net (loss) income attributable to common stockholders	$(28)	$16	$36	$(67)
Net (loss) income per common share, basic and diluted	$(0.22)	$0.13	$0.29	$(0.54)

Stock dividends declared per common share - Classes A and T	0.010	0.010	0.010	0.070

14.	COMMITMENTS AND CONTINGENCIES
Management Agreement
Springmaid Beach Resort
The consolidated joint venture entity through which the Company leases the operations for Springmaid Beach Resort has entered a management agreement with Doubletree Management LLC, an independent third-party hotel operator (the “Operator”) pursuant to which the Operator will manage and operate the Springmaid Beach Resort. The hotel was branded a DoubleTree by Hilton in September 2016 (the “Brand Commencement Date”).

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Pursuant to the management agreement the Operator will receive the following fees:

•
a base fee, which is a percentage of total operating revenue that starts at 2.5% and increases to 2.75% in the second year following the Brand Commencement Date and further increases in the third year following the Brand Commencement Date and thereafter to 3.0%;

•	a campground area management fee, which is 2% of any campground revenue;

•	an incentive fee, which is 15% of operating cash flow (after deduction for capital renewals reserve and the joint venture owner’s priority, which is 12% of the joint venture owner’s total investment);

•	an additional services fee in the amount reasonably determined by the Operator from time to time; and

•	a brand services fee in the amount of 4% of total rooms revenue, and an other brand services fee in an amount determined by the Operator from time to time.
The management agreement contains specific standards for the operation and maintenance of the hotel, which allows the Operator to maintain uniformity in the system created by the Operator’s franchise. Such standards generally regulate the appearance of the hotel, quality and type of goods and services offered, signage and protection of trademarks. Compliance with the management agreement will require the Company to make significant expenditures for capital improvements.
During the years ended December 31, 2016, 2015 and 2014, the Company incurred $0.4 million, $0.4 million and $1,334 fees, respectively, related to the management agreement, respectively, and are included in hotel expenses on the accompanying consolidated statements of operations.
Q&C Hotel
A wholly owned subsidiary of the joint venture through which the Company leases the operations of the Q&C Hotel (“Q&C Hotel Operations”) has entered into a management agreement with Encore Hospitality, LLC (“Encore Hospitality”), an affiliate of the joint venture partner, pursuant to which Encore Hospitality will manage and operate the Q&C Hotel. The management agreement expires on December 17, 2035. Subject to certain conditions, Encore Hospitality may extend the term of the agreement for a period of five years. Pursuant to the management agreement Encore Hospitality will receive a base fee, which is 4.0% of gross revenue (as defined in the management agreement). During the years ended December 31, 2016 and 2015, the Company incurred $322,978 and $6,255 fees, respectively, related to the management agreement, respectively, and are included in hotel expenses on the accompanying consolidated statements of operations.
Q&C Hotel Operations has also entered into a franchise agreement with Marriott International (“Marriott”) pursuant to which Marriott has granted Q&C Hotel Operations a limited, non-exclusive license to establish and operate the Q&C Hotel using certain of Marriott’s proprietary marks and systems and the hotel was branded as a Marriott Autograph Collection hotel on May 25, 2016. The franchise agreement will expire on May 25, 2041. Pursuant to the franchise agreement, Q&C Hotel Operations pays Marriott a monthly franchise fee equal to a percent of gross room sales on a sliding scale that is initially 2% and increases to 5% on May 25, 2019 and a monthly marketing fund contribution fee equal to 1.5% of the Q&C Hotel’s gross room sales. In addition, the franchise agreement requires the maintenance of a reserve account to fund all renovations at the hotel based on a percentage of gross revenues which starts at 2% of gross revenues and increases to 5% of gross revenues on May 25, 2019. Q&C Hotel Operations is also responsible for the payment of certain other fees, charges and costs as set forth in the agreement. During the year ended December 31, 2016, the Company incurred $390,000 of fees related to the Marriott franchise agreement. During the year ended December 31, 2015, the Company did not incur any fees related to the Marriott franchise agreement.
In addition, in connection with the execution of the franchise agreement, KBS SOR US Properties II LLC ("SOR US Properties II") is providing an unconditional guarantee that all Q&C Hotel Operations’ obligations under the franchise agreement will be punctually paid and performed. Finally, certain transfers of the Q&C Hotel or an ownership interest therein are subject to a notice and consent requirement, and the franchise agreement further provides Marriott with a right of first refusal with respect to a sale of the hotel to a competitor of Marriott.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Lease Obligations
On December 1, 2016, the 210 West 31st Street Joint Venture acquired a leasehold interest in 210 West 31st Street. The leasehold interest for 210 West 31st Street expires on January 31, 2114. Future minimum lease payments owed by the 210 West 31st Street Joint Venture under the operating lease as of December 31, 2016 is as follows (in thousands):

2017	$363
2018	360
2019	360
2020	360
2021	360
Thereafter	54,036
$55,839
Economic Dependency
The Company is dependent on the Advisor and the Dealer Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, the Company will be required to obtain such services from other sources.
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations as of December 31, 2016. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.
Legal Matters
From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

15.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the consolidated financial statements are issued.
Status of the Offering
The Company commenced the Public Offering on August 12, 2014 and broke escrow on January 7, 2015. As of March 14, 2017, the Company had sold 9,611,403 and 7,766,852 shares of Class A and Class T common stock in the Public Offering, respectively, for an aggregate gross offering proceeds of $169.1 million. Included in these amounts were 249,702 and 38,583 shares of Class A and Class T common stock sold under the Company's dividend reinvestment plan, respectively, for aggregate gross offering proceeds of $2.7 million.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2016

Cash Distributions Paid
On January 4, 2017, the Company paid distributions of $0.3 million related to cash distributions on the outstanding shares of the common stock based on daily record dates for the period from December 1, 2016 through December 31, 2016. On February 1, 2017, the Company paid distributions of $0.3 million related to cash distributions on the outstanding shares of the common stock based on daily record dates for the period from January 1, 2017 through January 31, 2017. On March 1, 2017, the Company paid distributions of $0.3 million related to cash distributions on the outstanding shares of the common stock based on daily record dates for the period from February 1, 2017 through February 28, 2017. Distributions for the period from December 1, 2016 through December 31, 2016 was calculated based on stockholders of record each day during this period at a rate of (i) $0.00052404 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date. Distributions for the periods from January 1, 2017 through February 28, 2017 were calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Stock Dividends Issued
On November 10, 2016, the Company’s board of directors authorized stock dividends for the month of December 2016 and January 2017, in the amount of 0.001667 shares of each class of the Company’s common stock on each outstanding share of common stock issuable to all common stockholders of record as of the close of business on December 31, 2016 and January 31, 2017, respectively.  The Company issued the December 2016 and January 2017 stock dividends, consisting of 33,542 shares and 34,739 shares, on January 5, 2017 and February 2, 2017, respectively.
On January 26, 2017, the Company’s board of directors authorized stock dividends for the month of February 2017, in the amount of 0.001667 shares of each class of the Company’s common stock on each outstanding share of common stock issuable to all common stockholders of record as of the close of business on February 28, 2017.  The Company issued the February 2017 stock dividend, consisting of 36,244 shares, on March 2, 2017.
Distributions Declared
On January 26, 2017, the Company's board of directors declared cash distributions on the outstanding shares of all classes of its common stock based on daily record dates for the period from March 1, 2017 through March 31, 2017, which the Company expects to pay in April 2017. Investors may choose to receive cash distributions or purchase additional shares through the Company's dividend reinvestment plan. Distributions for this period will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Also on January 26, 2017, the Company's board of directors authorized a stock dividend for the month of March 2017 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on March 31, 2017. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. The Company expects to issue these stock dividends in April 2017.
On March 16, 2017, the Company's board of directors declared cash distributions on the outstanding shares of all classes of its common stock based on daily record dates for the period from April 1, 2017 through April 30, 2017 and May 1, 2017 through May 31, 2017, which the Company expects to pay in May 2017 and June 2017, respectively. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. Distributions for these periods will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.00052548 per share per day less (ii) the applicable daily stockholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date.
Also on March 16, 2017, the Company's board of directors authorized a stock dividend for the months of April 2017 and May 2017 in the amount of 0.001667 shares of common stock on each outstanding share of common stock, issuable to all common stockholders of record as of the close of business on April 30, 2017 and May 31, 2017, respectively. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. the Company expects to issue these stock dividends in and May 2017 and June 2017, respectively.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION
December 31, 2016
(dollar amounts in thousands)

				Initial Cost to Company				Gross Amount at which Carried at Close of Period
Description	Location	Ownership Percent	Encumbrances	Land	Building and Improvements (1)	Total	Cost Capitalized Subsequent to Acquisition (2)	Land	Building and Improvements (1)	Total (3)	Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired

Springmaid Beach Resort	Myrtle Beach, SC	90.0%	$38,000	$27,340	$12,727	$40,067	$15,479	$27,438	$28,108	$55,546	$(2,028)	1948/1980/1992/1995/2001	12/30/2014
Q&C Hotel	New Orleans, LA	90.0%	28,330	1,232	49,452	50,684	1,674	1,232	51,126	52,358	(1,835)	1913	12/17/2015
2200 Paseo Verde	Henderson, NV	100.0%	7,430	1,850	11,423	13,273	(127)	1,850	11,296	13,146	(533)	2004	12/23/2015
Lincoln Court	Campbell, CA	100.0%	33,500	14,706	38,080	52,786	(98)	14,706	37,982	52,688	(1,947)	1985	05/20/2016
Lofts at NoHo Commons	North Hollywood, CA	90.0%	72,100	26,222	73,750	99,972	14	26,222	73,764	99,986	(510)	2007	11/16/2016
210 West 31st Street (2)	New York, NY	80.0%	32,650	—	50,141	50,141	311	—	50,452	50,452	—	(4)	12/01/2016
	Total Properties			$71,350	$235,573	$306,923	$17,253	$71,448	$252,728	$324,176	$(6,853)
____________________
(1) Building and improvements include tenant origination and absorption costs and construction in progress.
(2) Costs capitalized subsequent to acquisition is net of write-offs of fully depreciated/amortized assets.
(3) The aggregate cost of real estate for federal income tax purposes was $331.9 million (unaudited) as of December 31, 2016.
(4) The Company is developing a retail property at 210 West 31st Street, which is currently under construction.

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SCHEDULE III
REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION (CONTINUED)
December 31, 2016
(dollars in thousands)

	2016	2015	2014
Real Estate:
Balance at the beginning of the year	$110,566	$40,067	$—
Acquisitions	202,899	63,957	40,067
Improvements	15,690	7,123	—
Construction in progress	311	—	—
Write-off of fully depreciated and fully amortized assets	(1,547)	(581)	—
Loss due to property damage	(3,743)	—	—
Balance at the end of the year	$324,176	$110,566	$40,067

Accumulated depreciation and amortization:
Balance at the beginning of the year	$593	$3	$—
Depreciation and amortization expense	7,807	1,171	3
Write-off of fully depreciated and fully amortized assets	(1,547)	(581)	—
Balance at the end of the year	$6,853	$593	$3